EXHIBIT 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

QUANTERIX CORPORATION

WELLFLEET MERGER SUB, INC.

and

AKOYA BIOSCIENCES, INC.

Dated as of April 28, 2025

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.01	Definitions	2
1.02	Other Definitional Provisions	16

ARTICLE 2 THE MERGER		17

2.01	Shares of Merger Sub	17
2.02	The Merger	17
2.03	Closing	17
2.04	Effective Time	18
2.05	Effects of the Merger	18
2.06	Certificate of Incorporation and Bylaws	18
2.07	Directors and Officers of the Surviving Corporation	18
2.08	Treatment of Company Shares, Company Equity Awards and Merger Sub Shares	18
2.09	Closing of Company Transfer Books	22
2.10	Exchange Fund; Exchange of Certificates	22
2.11	Withholding	24
2.12	Interest; No Liability	24
2.13	Adjustments to Prevent Dilution	25
2.14	Further Action	25
2.15	Corporate Governance Matters	25
2.16	Dissenting Shares	25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26

3.01	Organization and Corporate Power	26
3.02	Authorization; Valid and Binding Agreement	26
3.03	Capital Stock	27
3.04	Subsidiaries	28
3.05	No Breach	29
3.06	Consents, etc.	29
3.07	SEC Reports; Disclosure Controls and Procedures	29
3.08	No Undisclosed Liabilities	31
3.09	Absence of Certain Developments	31
3.10	Title to Properties	31
3.11	Tax Matters	32
3.12	Contracts and Commitments	33
3.13	Intellectual Property.	35
3.14	Data Privacy	37
3.15	Litigation	38
3.16	Insurance	38
3.17	Employee Benefit Plans	38
3.18	Compliance with Law; Permits; Foreign Corrupt Practices Act.	40
3.19	Environmental Compliance and Conditions	41
3.20	Employment and Labor Matters	41
3.21	FDA and Regulatory Matters	43
3.22	Brokerage	45
3.23	Disclosure	45
3.24	Board Approval; Vote Required	46
3.25	Affiliate Transactions	46

3.26	Opinion	47
3.27	No Other Representations and Warranties	47

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		48

4.01	Organization and Corporate Power	48
4.02	Authorization; Valid and Binding Agreement	48
4.03	Capital Stock	49
4.04	Subsidiaries	50
4.05	No Breach	50
4.06	Consents, etc.	51
4.07	SEC Reports; Disclosure Controls and Procedures	51
4.08	No Undisclosed Liabilities	52
4.09	Absence of Certain Developments	52
4.10	Title to Properties	53
4.11	Tax Matters	53
4.12	Intellectual Property	53
4.13	Data Privacy	54
4.14	Litigation	54
4.15	Employee Benefit Plans	54
4.16	Compliance with Law; Permits	55
4.17	FDA and Regulatory Matters	56
4.18	Brokerage	57
4.19	Disclosure	58
4.20	Board Approval; Vote Required	58
4.21	Opinion	59
4.22	Merger Sub	59
4.23	Financial Capability	59
4.24	No Other Representations and Warranties	59

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		60

5.01	Covenants of the Company	60
5.02	Covenants of Parent	64

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		66

6.01	Investigation	67
6.02	Registration Statement and Proxy Statement for Stockholder Approval	67
6.03	Stockholders’ Meeting	68
6.04	Non-Solicitation	69
6.05	Regulatory Approvals; Additional Agreements	72
6.06	Termination of Company ESPP	73
6.07	Employee and Labor Matters	74
6.08	Indemnification of Officers and Directors	75
6.09	Public Disclosure	76
6.10	Listing of Additional Shares	76
6.11	Takeover Laws	76
6.12	Section 16	76
6.13	[RESERVED]	77
6.14	No Control of Other Party’s Business	77
6.15	Filing of Form S-8	77
6.16	Loan Payoff	77
6.17	Stock Exchange Delisting; Deregistration	77

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6.18	Transaction Litigation	78

ARTICLE 7 CONDITIONS TO CLOSING		78

7.01	Conditions to All Parties’ Obligations	78
7.02	Conditions to Parent’s and Merger Sub’s Obligations	79
7.03	Conditions to the Company’s Obligations	79

ARTICLE 8 TERMINATION		80

8.01	Termination	80
8.02	Effect of Termination	82
8.03	Termination Fees	82

ARTICLE 9 MISCELLANEOUS		84

9.01	Expenses	84
9.02	Amendment	84
9.03	Waiver	84
9.04	No Survival of Representations and Warranties	84
9.05	Entire Agreement; Counterparts	84
9.06	Applicable Law; Jurisdiction	85
9.07	Waiver of Jury Trial	85
9.08	Assignability	85
9.09	No Third-Party Beneficiaries	86
9.10	Notices	86
9.11	Severability	87
9.12	Specific Performance	87

Schedules and Exhibits

Schedule 2.15 – Corporate Governance Matters

Exhibit A – Certificate of Incorporation of the Surviving Corporation

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement” or this “Amended and Restated Agreement”) is dated as of April 28, 2025 (the “Execution Date”), by and among Quanterix Corporation, a Delaware corporation (“Parent”), Wellfleet Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Akoya Biosciences, Inc., a Delaware corporation (“Company”), and amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of January 9, 2025 (the “Original Execution Date”), by and among Parent, Merger Sub and the Company (the “Original Merger Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, Parent, Merger Sub and the Company entered into the Original Merger Agreement on the Original Execution Date;

WHEREAS, Parent, Merger Sub and the Company desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, the Parent Board and the Company Board have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;

WHEREAS, the Parent Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement; and (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, are fair to, and in the best interests of, Parent and the Parent Stockholders;

WHEREAS, the Company Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders; (c) resolved to recommend the adoption of this Agreement to the Company Stockholders, on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”); and (d) directed that this Agreement be submitted to the Company Stockholders for adoption;

WHEREAS, the Merger Sub Board has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (c) resolved to recommend the adoption of this Agreement to the sole stockholder of Merger Sub, on the terms and subject to the conditions set forth in this Agreement; and (d) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (a) certain of the Company Stockholders who are party to that certain Voting and Support Agreement dated as of the Original Execution Date, among such Company Stockholders and Parent (the “Existing Company Stockholder Voting Agreement”), provided their written consent to the entry into this Agreement and the modifications to the Original Merger Agreement as effected in this Agreement and confirmed that the Existing Company Stockholder Voting Agreement shall continue in effect in accordance with its own terms following the entry into of this Agreement, and (b) certain of the Company Stockholders are entering into a Voting and Support Agreement with Parent (the “Additional Company Stockholder Voting Agreement” and, together with the Existing Company Stockholder Agreement, the Company Stockholder Voting Agreements), pursuant to which such Company Stockholders will, among other things, vote their Company Shares in favor of the adoption of this Agreement and take certain other actions in furtherance of the transactions contemplated hereby, in each case, subject to the terms and conditions thereof; and

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Original Merger Agreement and this Agreement, certain Company Stockholders entered into an agreement with Parent (each, a “Company Stockholder Lock-Up Agreement”), pursuant to which each such Company Stockholder, among other things, agreed not to effect any sale or other transfer of any Parent Shares held by such Company Stockholder during the lock-up period described therein, in each case, subject to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01         Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

“Acquisition Proposal” means, with respect to any party hereto, any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Affiliates); (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Affiliates); or (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or group of Persons (other than a party hereto or any of its Affiliates) beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole or (d) any combination of the foregoing clauses (a) through (c).

“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body.

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“Additional Company Stockholder Voting Agreement” has the meaning set forth in the Recitals.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable Laws relating to anti-corruption or anti-bribery.

“Average Parent Stock Price” means the volume weighted average trading price per Parent Share on the Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time.

“Benefit Continuation Period” has the meaning set forth in Section 6.07(a).

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York or San Diego, California.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar or successor federal, state, local and foreign Law, including any applicable guidance (including IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto.

“Cash Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Cash Reduction Amount” has the meaning set forth in Section 2.08(f).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate of Merger” has the meaning set forth in Section 2.04.

“CLIA” has the meaning set forth in the definition of “Healthcare Laws.”

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

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“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Company Balance Sheet Date” means December 31, 2023.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in ARTICLE 3.

“Company Equity Plans” means the Company’s 2015 Equity Incentive Plan, as amended, and the Company’s 2021 Equity Incentive Plan.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company ESPP Purchase Rights” means rights to acquire Company Shares under the Company ESPP.

“Company Existing Loan Documents” means that certain Credit and Security Agreement (Term Loan), dated October 27, 2020, by and among the Company and any additional borrowers party thereto as borrowers, Midcap Financial Trust individually as a lender and as agent, and the financial institutions or other entities from time to time parties thereto, as lenders, and all other loan documents related thereto and entered into with respect thereto, in each case, as amended from time to time.

“Company In-License” has the meaning set forth in Section 3.12(a)(vii).

“Company Licenses” has the meaning set forth in Section 3.21(b).

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Material Contract” has the meaning set forth in Section 3.12(c).

“Company Option” means each option to acquire Company Shares granted under a Company Equity Plan or pursuant to a stand-alone stock option agreement.

“Company Plan” means each Plan that the Company or any of its Subsidiaries maintains, sponsors, contributes to, or is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be, or are provided by statute or a Governmental Body.

“Company Real Property” has the meaning set forth in Section 3.10(b).

“Company Real Property lease” has the meaning set forth in Section 3.10(b).

“Company Recommendation” has the meaning set forth in the Recitals.

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“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company RSU” means each restricted stock unit granted under a Company Equity Plan.

“Company SEC Documents” has the meaning set forth in Section 3.07(a).

“Company Share” means a share of common stock of the Company, $0.00001 par value per share.

“Company Share Certificate” has the meaning set forth in Section 2.09.

“Company Stockholder Lock-Up Agreement” has the meaning set forth in the Recitals.

“Company Stockholder Voting Agreements” has the meaning set forth in the Recitals.

“Company Stockholders” means all holders of Company Shares.

“Company Stockholder Approval” has the meaning set forth in Section 3.24(b).

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.04(c).

“Company Termination Fee” has the meaning set forth in Section 8.03(c).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated September 27, 2024, between Parent and the Company.

“Continuing Company Employees” has the meaning set forth in Section 6.07(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or any of its Affiliates or another Person, as applicable.

“CMS” has the meaning set forth in Section 3.21(a).

“Defaulting Party” has the meaning set forth in Section 8.03(d).

“Dissenting Share” has the meaning set forth in Section 2.16.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.04.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

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“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon the Company or Parent, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment or human health and safety, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with the Company or Parent, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(b).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Exchange Ratio Reduction Amount” has the meaning set forth in Section 2.08(e).

“Excluded Benefits” has the meaning set forth in Section 6.07(a).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Existing Company Stockholder Voting Agreement” has the meaning set forth in the Recitals.

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“Fraud” means common law fraud under the Laws of the State of Delaware in the making of the representations and warranties in the Original Merger Agreement and this Agreement; provided that Fraud does not include claims that are based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation).

“GAAP” means U.S. generally accepted accounting principles as in effect on the Original Execution Date, applied in a manner consistent with the Company’s or Parent’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister or ministry, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing. For the avoidance of doubt, a Governmental Body shall not include public universities, public research institutions and public hospitals.

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“Hazardous Substance” means petroleum, per- and poly-fluoroalkyl substances, or any hazardous substance as defined in CERCLA, or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent applicable to the conduct of Parent’s business or the Company’s business, as applicable, the following: (i) the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), including the criminal provisions thereunder, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, transporting, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of the Products or Services, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, recordkeeping, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare Products or Services; (ii) all equivalent or similar Laws in any jurisdiction applicable to either party or its Products or Services; and (iii) all regulations and guidance documents promulgated pursuant to such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“In-the-Money Options” has the meaning set forth in Section 2.08(b)(iii).

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

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“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Intellectual Property” means all intellectual property, proprietary and industrial rights arising in any jurisdiction throughout the world including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon and all design patents, utility models and similar rights; (ii) all trademarks, service marks, trade names, internet domain names, identifiers service names, brand names and trade dress rights (in each case, whether registered or unregistered), and all applications, registrations and renewals thereof and goodwill associated therewith; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) software, computer programs and applications (in each case, whether in source code, object code, or any other form), algorithms, and documentation with respect thereto (collectively, “Software”); (v) data, databases, trade secrets and know-how; and (vi) any other similar rights in any jurisdiction.

“Intentional and Material Breach” means any material breach of the Original Merger Agreement or this Agreement that is the consequence of any action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the Original Merger Agreement or this Agreement, as applicable.

“Intervening Event” means, with respect to any party hereto, any material event or development or material change in circumstances first occurring or arising after the Original Execution Date to the extent that such event, development or change in circumstances (a) was neither known to, nor reasonably foreseeable by, or, if known or reasonably foreseeable, the consequences of which were neither known to, nor reasonably foreseeable by, the board of directors of such party as of or prior to the Original Execution Date and becomes known to the board of directors of such party prior to the receipt of the Company Stockholder Approval, and (b) does not relate to an Acquisition Proposal or a Superior Proposal with respect to such party or any inquiry or communications relating thereto; provided, however, that in no event shall the changes in the market price or trading volume of Company Shares, or the fact that such party fails to meet, meets or exceeds internal or published projections, forecasts or revenue or earnings or other financial performance or results of operations predictions for any period be an Intervening Event (it being understood, however, that the underlying causes of such change or fact shall not be excluded by this proviso).

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1 of the Company Disclosure Letter.

“knowledge of Parent” or “Parent’s knowledge” means the actual knowledge of any of those individuals set forth on Section 1.1 of the Parent Disclosure Letter.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

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“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Lookback Date” means June 30, 2022.

“Material Adverse Effect” means, with respect to any party hereto, any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the assets, business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) general business or economic conditions affecting the industry in which such party or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (b) any national or international political conditions, including  (i) the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. (including by virtue of any internet or “cyber” attack or hacking), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., or (ii) any similar event or geopolitical conflict involving any other country, and military and/or governmental responses thereto, including economic sanctions, reverse sanctions, boycotts, reverse boycotts or commercial, currency and banking restrictions, in each case, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (c) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic, public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (e) financial, banking, or securities market conditions (including any disruption thereof and any decline in the price of any market index), to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (f) changes in GAAP, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (g) changes in any applicable Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Body after the Original Execution Date, to the extent such Effect does not disproportionately affect such party or any of its Subsidiaries relative to other participants in the industries in which such party and its Subsidiaries operate; (h) the taking of any action by a party hereto that was or is expressly required to be taken by the Original Merger Agreement or this Agreement, respectively (other than pursuant to the first sentence of Section 5.01(a) or the first sentence of Section 5.02(a), as applicable), the failure by a party to take any action that such party was or is expressly prohibited from taking by the Original Merger Agreement or this Agreement, respectively, or any action taken by a party hereto at the express written request of Parent (in the case of the Company) or the Company (in the case of Parent) that was or is not expressly required to be taken pursuant to the Original Merger Agreement or this Agreement, respectively; (i) the public announcement of the Original Merger Agreement or this Agreement or the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (i) shall not apply to any representation or warranty of the Company in Section 3.05 or Section 3.06 or of Parent in Section 4.05 or Section 4.06 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Original Merger Agreement, this Agreement or the consummation of the Merger); (j) any failure, in and of itself, by either party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); (k) any change, in and of itself, in the market price or trading volume of the securities of either party (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect unless otherwise excluded in this definition of “Material Adverse Effect”); or (l) any Transaction Litigation.

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“Material Company Plans” has the meaning set forth in Section 3.17(a).

“Maximum Cash Amount” has the meaning set forth in Section 2.08(f).

“Maximum Share Number” has the meaning set forth in Section 2.08(e).

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“NASDAQ” means the Nasdaq Global Select Market.

“Net Option Share” has the meaning set forth in Section 2.08(b)(iii)(A).

“New Plans” has the meaning set forth in Section 6.07(c).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(d).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Old Plans” has the meaning set forth in Section 6.07(c).

“Open Source Software” means any Software licensed pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org) or that satisfies the Free Software Definition of the Free Software Foundation, (b) any license under which Software is licensed or distributed as “free software,” “open source software” or under similar licensing or distribution models or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software in source code form (other than such item of Software in its unmodified form) pursuant to that license, (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees in source code form, including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD License or Apache License.

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“Option Spread Price” has the meaning set forth in Section 2.08(b)(iii)(B).

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.

“Original Execution Date” has the meaning set forth in the Preamble.

“Original Merger Agreement” has the meaning set forth in the Preamble.

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet Date” means December 31, 2023.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Parent Equity Plans” means Parent’s 2007 Stock Option and Grant Plan, as amended, and Parent’s 2017 Employee, Director and Consultant Equity Incentive Plan.

“Parent ESPP” means Parent’s 2017 Employee Stock Purchase Plan.

“Parent ESPP Purchase Rights” means rights to acquire Parent Shares under the Parent ESPP.

“Parent Licenses” has the meaning set forth in Section 4.17(b).

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Option” means each option to acquire Parent Shares granted under the Parent Equity Plan or pursuant to a stand-alone stock option agreement.

“Parent Plan” means each Plan that Parent or any of its Subsidiaries maintains, sponsors, contributes to, or is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be, or is, provided by statute or a Governmental Body.

“Parent Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

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“Parent RSU” means each restricted stock unit granted under the Parent Equity Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.07(a).

“Parent Share” means a share of common stock of Parent, $0.001 par value per share.

“Parent Share Issuance” means the issuance of Parent Shares in connection with the Merger as contemplated by this Agreement.

“Parent Stockholder” means a holder of Parent Shares.

“PEO Staff” means any natural Person whose labor or services are provided to the Company or any of its Subsidiaries by a professional employer organization or employee leasing business.

“Per Share Cash Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Per Share Merger Consideration” means the sum of (a) Per Share Stock Consideration plus (b) the Per Share Cash Consideration.

“Per Share Merger Consideration Value” has the meaning set forth in Section 2.08(b)(iii)(C).

“Per Share Stock Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Permit” means any approval, clearance, authorization, certificate, consent, license, Order or permits or other similar authorization of any Governmental Body or under any Law.

“Permitted Amendments” has the meaning set forth in Section 2.08(b)(iv).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of the Company or Parent, as applicable, in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant to the Company’s business or Parent’s business, as applicable; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property or leased real property of Parent, as applicable, which are not violated by the current use and operation of the leased Company Real Property or leased real property of Parent, as applicable; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property or leased real property of Parent, as applicable, which are not incurred in connection with the borrowing of money and do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business or Parent’s business, as applicable; (e) Liens arising under workers’ compensation, unemployment insurance and social security; (f) purchase money Liens and Liens securing rental payments under Capital Leases; (g) Liens securing obligations under the Company Existing Loan Documents; and (h) non-exclusive licenses, covenants not to sue and similar rights under or with respect to Intellectual Property granted by a party or any of its Subsidiaries to a contractor or customer of such party or its Subsidiaries in the ordinary course of business and that are merely incidental to the transaction contemplated in any Contract, the commercial purpose of which is primarily for something other than such license, covenant or right, and which licenses, covenants and rights are not material to the business of such party.

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“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or any Governmental Body.

“Personal Data” means any information in a party’s or its Subsidiaries’ possession that alone or in combination with other information allows the identification of an individual or that constitutes “personal data,” “personal information,” “consumer health data” or similar term as defined by applicable Law.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, policy, program, arrangement or agreement in any jurisdiction, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more natural Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, or fringe benefit plan, policy, program, arrangement or agreement.

“Post-Effective Amendment” has the meaning set forth in Section 6.02.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means, with respect to any party hereto, any product that such party or its Subsidiaries has formulated, manufactured, processed, produced, packaged, transported, labeled, stored, distributed, marketed or sold, or is formulating, manufacturing, processing, producing, packaging, transporting, labeling, storing, distributing, marketing or selling and including any products currently under research use only, preclinical or clinical development by such party and its Subsidiaries.

“Proxy Statement” has the meaning set forth in Section 6.02.

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means any director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of a party.

“Rollover RSU” has the meaning set forth in Section 2.08(b)(i).

“Sanctioned Person” means any Person (a) designated on the list of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders, or any equivalent list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of State, European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, and any other relevant sanctions authority; (b) located, organized, or resident in a country or territory subject to comprehensive sanctions under applicable Trade Control Laws (including, as of the Original Execution Date, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria, and Venezuela); or (c) fifty percent (50%) or more owned or controlled by, or acting for benefit or on behalf of, a Person or Persons described in (a) or (b).

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Services” means, with respect to any party hereto, any service that such party or any of its Subsidiaries, offers including designing and developing spatial biomarker assays, panels, and other custom assays; procuring, preparing, staining, and reviewing tissues; acquiring images using the applicable Products; and performing analytical validation, human specimen testing, tissue analysis, and spatial phenotyping.

“Settled Options” has the meaning set forth in Section 2.08(c).

“Settled RSUs” has the meaning set forth in Section 2.08(c).

“Software” has the meaning set forth in the definition of the term “Intellectual Property.”

“SOX” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Stock Consideration” has the meaning set forth in Section 2.08(a)(ii).

“Stock Exchange” means the NASDAQ Global Market.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal with respect to such party made by any Person or group of Persons (other than a party hereto or any of its Affiliates) after the Original Execution Date and not as a result of a breach of Section 6.04 to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the consolidated assets of such party and its Subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of such party, in each case, on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all relevant financial, legal, regulatory and other aspects of such Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) (i) to be more favorable to such party’s stockholders (solely in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04 and (ii) is reasonably likely to be consummated on the terms proposed.

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“Surviving Corporation” has the meaning set forth in Section 2.02.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body, including Section 203 of the DGCL.

“Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, base erosion anti-abuse minimum, diverted profits, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not; and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Tax Returns” means any return, report, election, claim for refund or information return (including any schedules thereto) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including all amendments thereto.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Third Party Components” means, with respect to a Product of the Company or of any of its Subsidiaries, any and all of the following that are not exclusively owned by the Company or its Subsidiaries: (a) Software (other than commercially available Software licensed on a non-exclusive basis for an amount less than $250,000 on an annual basis) that is used in or with, incorporated into, or combined with such Product, including any Software that is referenced or required to be present in or available for use with such Product for such Product to properly function in accordance with its specifications; and (b) any other material Intellectual Property that is embodied in such Product; provided, however, that commercially available reagents shall not be considered Third Party Components.

“Third Party Component Contract” means, with respect to any Third Party Component, any Contract to which the Company or its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries procures such Third Party Component from its manufacturer.

“Trade Control Laws” means any applicable trade, economic sanctions and export controls Laws.

“Trading Day” means a day on which Parent Shares are traded on the Stock Exchange.

“Transaction Litigation” means any Action (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or Parent, the Company Board or Parent Board, any committee thereof or any of the Company’s or Parent’s directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Merger or any of the other transactions contemplated hereby or disclosures of a party relating to the transactions contemplated hereby, including any such Action based on allegations that the Company’s or Parent’s entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the transactions contemplated hereby constitute a breach of the fiduciary duties of any member of the Company Board or Parent Board or any officer of the Company or Parent, each as applicable.

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“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“Updated Cap Table Delivery Date” has the meaning set forth in Section 3.03(b).

“WARN” has the meaning set forth in Section 3.20.

1.02         Other Definitional Provisions.

(a)            All references in this Agreement to Exhibits, Schedules, Company Disclosure Letter, Parent Disclosure Letter, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Disclosure Letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b)            All Exhibits and Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(c)            The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)            Any definition of or reference to any agreement, instrument or other Contract or document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other Contract or document or Law, including the rules and regulations promulgated thereunder, as from time to time amended, supplemented or otherwise modified.

(e)            Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(f)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(g)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a copy of the information or material referred to has been (i) provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual data room set up by the Company or Parent, as applicable, in connection with this Agreement or (ii) has been publicly filed with the SEC, in each case, at least one (1) Business Day prior to the Original Execution Date.

(h)            The phrase “ordinary course of business” shall be construed to include the phrase “consistent with past practice.”

(i)            For purposes of Section 5.01(b)(xvi), a “Company Material Contract” includes any Contract entered into by the Company or any of its Subsidiaries after the Original Execution Date and under which the Company and the Company’s Subsidiaries would be expected to make annual expenditures or receive annual revenues in excess of $500,000 during the then-current fiscal year.

(j)            Unless expressly indicated otherwise in this Agreement, (i) except as otherwise expressly specified in ARTICLE 3 or ARTICLE 4, the date on which the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 are made shall not change from the Original Merger Agreement as a result of the execution of this Agreement and shall be made in this Agreement as of such dates as they were made in the Original Merger Agreement, and (ii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 shall refer to “the Original Merger Agreement”.

ARTICLE 2

THE MERGER

2.01         Shares of Merger Sub. Merger Sub is a corporation incorporated under the Laws of the State of Delaware and is a constituent company in the Merger. Parent beneficially owns 100% of the outstanding capital stock of Merger Sub.

2.02         The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

2.03         Closing. The closing of the Merger (the “Closing”) shall be held remotely by exchange of documents and signatures (or their electronic counterparts) at a date and time to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), unless another date or time is mutually agreed upon in writing by the parties hereto.

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2.04         Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

2.05         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.06         Certificate of Incorporation and Bylaws. The parties shall take all necessary actions so that, at the Effective Time, (a) the certificate of incorporation of the Company shall, by virtue of the Merger, and subject to Section 6.08, be amended and restated in its entirety to read as set forth on Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law and (b) subject to Section 6.08, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to “Akoya Biosciences, Inc.” until thereafter modified, changed or amended as provided therein or by applicable Law.

2.07         Directors and Officers of the Surviving Corporation. The parties shall take all necessary actions so that, at the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the terms set forth in the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, appointed, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.08         Treatment of Company Shares, Company Equity Awards and Merger Sub Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares thereof:

(i)            each Company Share held as of the Effective Time by Parent, Merger Sub, any direct or indirect wholly-owned Subsidiary of the Company or Parent or by the Company as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)           subject to Section 2.08(c), Section 2.08(d), Section 2.08(e), Section 2.08(f) and Section 2.13, each Company Share outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares), shall be canceled and converted into the right to receive (A) 0.1461 fully paid and nonassessable Parent Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio” and such Parent Shares so delivered, the “Per Share Stock Consideration,” with the aggregate of such Parent Shares so delivered being referred to as the “Stock Consideration”) and (B) $0.38 in cash, without interest (as such amount may be adjusted in accordance with this ARTICLE 2, the “Per Share Cash Consideration”). The aggregate Per Share Cash Consideration payable hereunder is referred to as the “Cash Consideration,” and the Cash Consideration, together with the Stock Consideration, is referred to as the “Merger Consideration”.

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(b)            As of immediately prior to the Effective Time and subject to Section 2.13:

(i)            each Company RSU award that is outstanding and unvested immediately prior to the Effective Time (each, a “Rollover RSU”) shall automatically, without any action on the part of the holder thereof, be converted into an award of restricted stock units with respect to the right to receive the Per Share Merger Consideration (as detailed below), and otherwise subject to the same terms and conditions, including vesting, as were applicable to such Company RSU immediately prior to the Effective Time (provided that the vesting acceleration triggered at the Effective Time as set forth on Section 2.08(b) of the Company Disclosure Letter shall be given effect, subject to the terms of the applicable Company RSUs); accordingly, effective as of the Effective Time, each Rollover RSU shall be converted into an award of restricted stock units corresponding to the right to receive, upon vesting, the Per Share Merger Consideration (representing the right to receive each of the Per Share Stock Consideration and the Per Share Cash Consideration, upon vesting) in respect of each Company Share subject to such Rollover RSU award immediately prior to the Effective Time (treating such Rollover RSUs in the same manner as outstanding Company Shares for such purposes); and

(ii)            each Company RSU award that is outstanding and vested immediately prior to the Effective Time (including after giving effect to the vesting acceleration triggered at the Effective Time as set forth on Section 2.08(b) of the Company Disclosure Letter) shall automatically, without any action on the part of the holder thereof, be cancelled in consideration for the right to receive the Per Share Merger Consideration in respect of each Company Share subject to such Company RSU award immediately prior to the Effective Time (treating such Company RSUs in the same manner as outstanding Company Shares for such purposes);

(iii)            each Company Option that is outstanding as of immediately prior to the Effective Time shall, if unvested, become vested, and shall automatically, without any action on the part of the holder thereof: (A) if the per share exercise price for the Company Shares underlying such Company Option is equal to or greater than the Per Share Merger Consideration Value, terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the per share exercise price for the Company Shares underlying such Company Option is less than the Per Share Merger Consideration Value (such Company Options being referred to as “In-the-Money Options”), terminate and be cancelled as of immediately prior to the Effective Time in consideration for the right to receive, in respect of each Net Option Share covered by such In-the-Money Option immediately prior to the Effective Time, the Per Share Merger Consideration (treating such Net Option Shares in the same manner as outstanding Company Shares for such purposes). For the purposes of this Agreement:

(A)            “Net Option Share” means, with respect to a Company Option, the quotient obtained by dividing: (I) the product of (x) the number of Company Shares subject to such Company Option immediately prior to the Effective Time and (y) the Option Spread Price; by (II) the Per Share Merger Consideration Value;

(B)            “Option Spread Price” means an amount equal to the Per Share Merger Consideration Value minus the exercise price per Company Share subject to such Company Option immediately prior to the Effective Time;

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(C)            “Per Share Merger Consideration Value” means the sum of (I) the Per Share Cash Consideration plus (II) the product of (x) the Per Share Stock Consideration and (y) the Average Parent Stock Price; and

(iv)            the parties shall take all actions that are reasonably necessary or desirable to effectuate the provisions of this Section 2.08(b), including by adoption of board or committee resolutions or board or committee consents to effect the transactions contemplated herein, which may be effected, with respect to the Rollover RSUs, by Parent by either (A) adopting or assuming the Company Equity Plans (provided that (x) Parent may amend the terms of Rollover RSUs and the Company Equity Plans as may be necessary to reflect the conversion of Company RSUs into restricted stock units denominated in partially in Parent Shares (including by making any “change in control” or similar definition relate to Parent instead of the Company with respect to any “change in control” or similar corporate transaction that may occur following the Effective Time and having any provision that provides for the adjustment of Company RSUs upon the occurrence of certain corporate events relate to corporate events that that may occur following the Effective Time relate to Parent or Parent Shares, as applicable, instead of the Company or Company Shares) and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the Company Equity Plans and each Rollover RSU (the amendments referred to in clauses (x) and (y), collectively, the “Permitted Amendments”)), or (B) issuing the Rollover RSUs as substitute awards under a Parent Equity Plan which substitute awards have the same terms and conditions, including vesting, as were applicable to the Company RSUs immediately prior to the Effective Time (except for the Permitted Amendments and provided that the vesting acceleration triggered at the Effective Time as set forth on Section 2.08(b) of the Company Disclosure Letter shall be given effect, subject to the terms of the applicable Company RSUs). Parent shall provide the Company, and the Company shall provide Parent, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b). For the avoidance of doubt, pursuant to the terms of the Company Equity Plans, Company Options and Company RSUs, the Merger is a “Change in Control” as defined therein, and none of the actions contemplated to be taken pursuant to this Section 2.08(b) shall alter that result.

(c)            All Parent Shares to be issued by Parent, and cash to be paid, with respect to Company RSUs that are outstanding and vested immediately prior to the Effective Time as set forth in Section 2.08(b)(ii) (the “Settled RSUs”) and with respect to In-the-Money Options that are outstanding immediately prior to the Effective Time as set forth in Section 2.08(b)(iii)) (the “Settled Options”) will be issued by Parent or paid to the applicable holder within ten (10) Business Days following the Effective Time. Any required Tax withholding associated with the issuance of Parent Shares in respect of Settled RSUs and Settled Options will be satisfied by Parent’s withholding from the number of whole Parent Shares otherwise issuable to the holder of such Settled RSUs or such Settled Options, as applicable, a number of Parent Shares with a then current trading value not exceeding such applicable Tax withholding obligation amount, with any remainder Tax withholding amount less than the value of a whole Parent Share to be satisfied through payroll withholding by Parent or the Surviving Corporation.

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(d)            Notwithstanding any other provision of this Agreement, no fractional Parent Shares shall be issued in connection with the Merger, no dividends or distributions of Parent shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Parent Stockholder. Any Company Stockholder or holder of Settled RSUs or Settled Options who would otherwise be entitled to receive a fraction of a Parent Share pursuant to the Merger (after taking into account all Company Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Company Share Certificate or Book-Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Share that would otherwise have been issuable as part of the Merger Consideration. The parties acknowledge that payment of cash in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(e)            If the aggregate number of Parent Shares to be issued in connection with the Merger (which, for all purposes of this Section 2.08(e) and Section 2.08(f), shall include all Parent Shares which may be issued at or after the Effective Time (x) pursuant to Rollover RSUs, Settled RSUs and Settled Options or (y) in respect of Dissenting Shares as to which the holder may fail to perfect, waive, withdraw or otherwise lose the right to appraisal or may be determined by a court of competent jurisdiction to not be entitled to appraisal) would exceed 19.99% of the issued and outstanding Parent Shares immediately prior to the Effective Time (the “Maximum Share Number”), (i) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to four decimal places) such that the aggregate number of Parent Shares to be so issued in connection with the Merger does not exceed the Maximum Share Number (the amount of such reduction in the Exchange Ratio, the “Exchange Ratio Reduction Amount”); and (ii) the Per Share Cash Consideration shall be increased by an amount equal to (A) the Average Parent Stock Price multiplied by (B) the Exchange Ratio Reduction Amount (rounded down to the nearest one-hundredth of a cent); provided, however, that the adjustment contemplated by the foregoing clause (ii) of this Section 2.08(e) shall not cause the aggregate Cash Consideration to be paid in connection with the Merger to exceed the Maximum Cash Amount and, as applicable, such adjusted Per Share Cash Consideration amount shall be reduced to the minimum extent necessary (rounded down to the nearest whole cent) such that the aggregate Cash Consideration to be paid in connection with the Merger does not exceed the Maximum Cash Amount.

(f)             If the aggregate Cash Consideration to be paid in connection with the Merger (which, for all purposes of this Section 2.08(f) and Section 2.08(e), shall include any Cash Consideration which may be payable at or after the Effective Time (x) pursuant to Rollover RSUs, Settled RSUs and Settled Options or (y) in in respect of Dissenting Shares as to which the holder may fail to perfect, waive, withdraw or otherwise lose the right to appraisal or may be determined by a court of competent jurisdiction to not be entitled to appraisal) would exceed $20,000,000 (the “Maximum Cash Amount”), (i) the Per Share Cash Consideration shall be reduced to the minimum extent necessary (rounded down to the nearest whole cent) such that the aggregate Cash Consideration to be paid in connection with the Merger does not exceed the Maximum Cash Amount (the amount of such reduction in the Cash Consideration, the “Cash Reduction Amount”) and (ii) the Exchange Ratio shall be increased by a number of Parent Shares equal to (A) the Cash Reduction Amount divided by (B) the Average Parent Stock Price; provided, however, that the adjustment contemplated by the foregoing clause (ii) of this Section 2.08(f) shall not cause the aggregate number of Parent Shares to be issued in connection with the Merger to exceed the Maximum Share Number and, as applicable, such adjusted Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to four decimal places) such that the aggregate number of Parent Shares to be so issued in connection with the Merger does not exceed the Maximum Share Number.

(g)            Except as otherwise provided herein, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

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(h)            At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares thereof, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of common stock of the Surviving Corporation, all of which shares shall be held by Parent.

2.09         Closing of Company Transfer Books. At the Effective Time, (a)(i) each certificate formerly representing any Company Share (“Company Share Certificate”) and (ii) each uncertificated Company Share (“Book-Entry Share”) formerly representing any Company Share shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive the applicable portion of the Merger Consideration (including cash in lieu of any fractional Parent Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10(f) and all holders of Company Share Certificates or Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Company Shares is presented to the Exchange Agent, to the Surviving Corporation or to Parent, such Company Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10         Exchange Fund; Exchange of Certificates.

(a)            Prior to the Closing Date, Parent and the Company shall mutually select a bank or trust company, which may be the transfer agent for the Parent Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Parent shall enter into an agreement with such bank or trust company, which agreement shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.08.

(b)            Parent shall deliver, prior to or concurrently with the Effective Time, to the Exchange Agent solely for the account and benefit of the former Company Stockholders (other than holders of Excluded Shares and Dissenting Shares), (i) newly-issued book entry shares representing the maximum number of Parent Shares that have become issuable pursuant to Section 2.08(a)(ii), after giving effect to Section 2.08(d), for delivery to the Stock Consideration recipients entitled thereto; and (ii) cash sufficient to (A) pay the Cash Consideration payable pursuant to Section 2.08(a)(ii) for delivery to the Cash Consideration recipients entitled thereto and (B) make the payments in lieu of fractional shares in accordance with Section 2.08(d) (such book entry shares and cash amounts referred to in the foregoing clauses (i) and (ii), together, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the Merger Consideration to the recipients entitled thereto or any Merger Consideration becomes payable after a Company Stockholder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, Parent shall promptly deliver, or cause to be delivered, additional Parent Shares and cash amounts to the Exchange Agent as shall be necessary to make the applicable payments. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.10(b) to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

(c)            Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), (i) the holder of a Book-Entry Share (other than in respect of Excluded Shares or Dissenting Shares) shall be entitled to receive the applicable Per Share Cash Consideration and evidence of shares in book entry form representing the number of whole Parent Shares that the holder is entitled to receive as Stock Consideration, in each case pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)) and (ii) such Book-Entry Share shall immediately be canceled.

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(d)            As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to provide to the record holders of Company Share Certificates (other than in respect of Excluded Shares) (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Share Certificates shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of such Company Share Certificates to the Exchange Agent); and (iii) instructions for use in effecting the surrender of the Company Share Certificates in exchange for the Merger Consideration, as provided in Section 2.08(a). Upon surrender of a Company Share Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Share Certificate shall be entitled to receive in exchange the applicable Per Share Cash Consideration and evidence of shares in book entry form representing the number of whole Parent Shares that such holder has the right to receive as Stock Consideration, in each case pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)) and (B) the Company Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(d), each Company Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable portion of the Merger Consideration (and cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Parent Shares forming part of the Stock Consideration, the record date for which is after the Effective Time.

(e)            In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of Company, evidence of shares in book-entry form representing the proper number of Parent Shares may be issued, and cash (including cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)) may be paid, in each case, to a Person other than the Person in whose name the Company Share Certificate or Book-Entry Shares so surrendered is registered if such Company Share Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the Person requesting such issuances and payments shall pay any transfer or other Taxes required by reason of the issuance or payment of the applicable portion of the Merger Consideration (and cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)) to a Person other than the registered holder of such Company Shares or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. If any Company Share Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of evidence of shares in book-entry form representing Parent Shares and payment of the applicable cash (including payment of any cash in lieu of any fractional Parent Shares pursuant to Section 2.08(d)), require the owner of such lost, stolen or destroyed Company Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Corporation with respect to such Company Share Certificate.

(f)            All Parent Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Parent Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Company Share Certificate or Book-Entry Share with respect to the Parent Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Company Share Certificate or Book-Entry Share in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Parent to the Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case, until the surrender of such Company Share Certificate or Book-Entry Share in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Company Share Certificate or Book-Entry Share there shall be paid to the recordholder thereof, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Parent Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

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(g)            Any portion of the Exchange Fund that remains undistributed to holders of Company Share Certificates and Book-Entry Shares as of the date one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Share Certificates or Book-Entry Shares who have not theretofore surrendered their Company Share Certificates or Book-Entry Shares to the Exchange Agent in accordance with this Section 2.10(g), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.08(a) or Section 2.08(d) shall thereafter look only to Parent for satisfaction of their claims for any portion of the Merger Consideration, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares, subject to applicable abandoned property law, escheat law or similar Law.

(h)            Neither Parent nor Merger Sub, nor the Surviving Corporation shall be liable to any current or former Company Stockholder or to any other Person with respect to any Merger Consideration, cash in lieu of fractional Parent Shares or dividends or distributions with respect thereto, or for any other cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Company Share Certificate or Book-Entry Share shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, cash in lieu of fractional Parent Shares or any dividends or other distributions payable to the holder of such Company Share Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body), any Parent Shares issuable, any cash payable (including cash in lieu of fractional Parent Shares) any or dividends or other distributions in respect of, such Company Share Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.11         Withholding. Each of the Company, Parent, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as are required under applicable Law to be withheld from the amounts payable (including Parent Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12         Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Parent, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

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2.13         Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of Company Shares issued and outstanding prior to the Effective Time or Parent changes the number of Parent Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.13 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.14         Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and the Company, the officers and directors of Parent shall be further authorized to take such action. Parent and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to Company Stockholders, pays the applicable cash amounts and issues evidence of shares in book-entry form representing Parent Shares to such stockholders in accordance with Section 2.10.

2.15         Corporate Governance Matters. The Parent Board shall take all necessary corporate action, to the extent within its power and authority, so that, as of the Effective Time, the directors constituting the Parent Board shall be as set forth in Schedule 2.15.

2.16         Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Company Shares, if any, as to which the holder thereof shall have (a) properly demanded appraisal and otherwise complied with the provisions of Section 262 of the DGCL and (b) not effectively withdrawn or lost such holder’s rights to appraisal (each, a “Dissenting Share”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.08(a)(ii) and other amounts payable pursuant to Section 2.10, but instead at the Effective Time shall become entitled only to payment of the fair value of such Company Shares determined in accordance with Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL). If, either before or after the Effective Time, such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted pursuant to Section 2.08(a)(ii) as of the Effective Time into, and shall represent only, the right to receive the applicable portion of the Merger Consideration and other amounts payable in accordance with Section 2.10 upon surrender of such Company Share Certificate or Book-Entry Share, as the case may be, representing the applicable Dissenting Shares. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents furnished or filed after December 31, 2022, and at least one (1) Business Day prior to the Original Execution Date (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), it being understood that this clause (a) shall not apply to any representations and warranties set forth in Sections 3.01 (Organization and Corporate Power), 3.02 (Authorization; Valid and Binding Agreement), 3.03 (Capital Stock), 3.04 (Subsidiaries), 3.05 (No Breach), 3.06 (Consents), 3.22 (Brokerage), 3.23 (Disclosure), 3.24 (Board Approval; Vote Required) or 3.26 (Opinion), or (b) the confidential disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of the Original Merger Agreement (the “Company Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), the Company represents and warrants to Parent as follows:

3.01         Organization and Corporate Power.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. True and complete copies of the certificate of incorporation and bylaws of the Company and the Organizational Documents of each of its Subsidiaries, as in effect as of the Original Execution Date, have been heretofore made available to Parent.

(b)            Each of the Company and its Subsidiaries has all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.02         Authorization; Valid and Binding Agreement. Subject to obtaining the Company Stockholder Approval, the execution, delivery and performance of this Agreement by the Company and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, and no other corporate approvals on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”). The representations and warranties set forth in this Section 3.02 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

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3.03         Capital Stock.

(a)            The authorized capital stock of the Company consists of 500,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of January 6, 2025 (the “Measurement Date”), there were (i) 49,572,746 Company Shares issued and outstanding, (ii) no shares of preferred stock issued and outstanding, (iii) zero Company Shares held by the Company in its treasury, (iv) outstanding Company Options to purchase an aggregate of 5,316,587 Company Shares, (v) 2,411,871 Company Shares subject to or otherwise deliverable in connection with outstanding Company RSUs, (vi) 5,675,317 Company Shares reserved for issuance in respect of future awards under the Company Equity Plans and (vii) 1,044,803 Company Shares reserved for issuance under the Company ESPP. From the Measurement Date to the execution and delivery of this Agreement, the Company has not issued any Company Shares, Company Options, Company RSUs, or any other capital stock, except Company Shares pursuant to the exercise of the Company Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date and as disclosed in Section 3.03(b) of the Company Disclosure Letter. As of April 23, 2025, there were (A) 49,875,399 Company Shares issued and outstanding, (B) no shares of preferred stock issued and outstanding, (C) zero Company Shares held by the Company in its treasury, (D) outstanding Company Options to purchase an aggregate of 5,235,905 Company Shares, (E) 2,096,395 Company Shares subject to or otherwise deliverable in connection with outstanding Company RSUs, (F) 5,768,822 Company Shares reserved for issuance in respect of future awards under the Company Equity Plans and (G) 1,044,803 Company Shares reserved for issuance under the Company ESPP.

(b)            Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Company Options and Company RSUs (the “Company Equity Awards Capitalization Table”), including, with respect to each Company Option and Company RSU award, (i) the number of Company Shares issuable thereunder or with respect thereto, (ii) the holder thereof, (iii) the exercise price (if any), (iv) the grant date, (v) the applicable vesting schedule, including the number of vested and unvested shares as of the Original Execution Date, (vi) the expiration date (if any), and (vii) with respect to Company Options, whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option (or its equivalent in any jurisdiction outside of the U.S.). The Company shall have provided Parent with an updated Company Equity Awards Capitalization Table no later than five (5) Business Days prior to the Effective Time (the “Updated Cap Table Delivery Date”), which shall be measured as of no earlier than five (5) Business Days prior to the Updated Cap Table Delivery Date. No Offering (as defined in the Company ESPP) has ever commenced under the Company ESPP, and there are no outstanding Company ESPP Purchase Rights.

(c)            All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and not subject to or issued in violation of preemptive or similar rights. All of the issued and outstanding Company Shares, Company Options and Company RSUs were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities.

(d)            Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.

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(e)            All of the outstanding Company Options and Company RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws, and do not trigger any liability for the holder thereof under Section 409A of the Code. Each Company Option has an exercise price that is no less than the fair market value of the underlying shares on the date of grant, as determined in accordance with Section 409A of the Code. The Company has the requisite power and authority, in accordance with the Company Equity Plans, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 2.08(b).

(f)            There are no stockholder agreements or voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of the Company are held by any Subsidiary of the Company.

(g)            As of the Original Execution Date, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, a party to, or otherwise bound.

3.04         Subsidiaries.

(a)            Section 3.04(a) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company, indicating for each such Subsidiary its jurisdiction of organization. Other than the Subsidiaries of the Company listed on Section 3.04(a) of the Company Disclosure Letter, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, capital stock or any other equity interests of any Person.

(b)            All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities; and (iii) are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens (other than Permitted Liens and restrictions on transfer arising under applicable securities Laws).

(c)            None of the Company’s Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of the Company’s Subsidiaries, or any obligations of any of the Company’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s Subsidiaries (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem, or otherwise acquire any of the Company Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Company Subsidiary Securities to which the Company or its Subsidiaries is a party. There are no stockholder agreements or voting trusts or other agreements or understandings to which the Company or any of the Company’s Subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries have granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to the capital stock or any other equity interest of any of the Company’s Subsidiaries.

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3.05         No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not (a) conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law or Order to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time of both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Company Material Contract. The representations and warranties set forth in this Section 3.05 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

3.06         Consents, etc. Except as may be required by (a) the HSR Act and antitrust and competition Laws of other jurisdictions, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) NASDAQ, and (f) the DGCL, in each case, which requirements have or will be satisfied in connection with the transactions contemplated hereby, (i) none of the Company or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those notices, reports, filings, consents, approvals or authorizations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.07         SEC Reports; Disclosure Controls and Procedures.

(a)            The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by the Company since the Lookback Date (if amended, supplemented or superseded by a filing at least one (1) Business Day prior to the date Original Execution Date, then such filing as so amended, supplemented or superseded, the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the Original Execution Date, then on the date of such amendment, supplement or superseding filing), (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Original Execution Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

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(b)            The consolidated financial statements (including all related notes and schedules) of the Company and its consolidated Subsidiaries contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof (or, if amended, supplemented or superseded by a filing at least one (1) Business Day prior to the Original Execution Date, then on the date of such amendment, supplement or superseding filing) and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Since the Lookback Date, neither the Company nor any of its Subsidiaries has become a party to any joint venture, off balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)            The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since the Lookback Date, none of the Company, the Company’s independent accountants, the Company Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company. Since the Lookback Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)            Since the Company Balance Sheet Date, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of the Company.

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(f)            The Company is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08         No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 30, 2024, included in the Company SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.09         Absence of Certain Developments.

(a)            Since September 30, 2024, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)            Except as expressly contemplated by this Agreement, since September 30, 2024, each of the Company and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has taken any action that, if taken during the Pre-Closing Period, would require Parent’s consent pursuant to any of the covenants in clauses (i), (ii), (v), (vi), (vii), (ix), (xii), (xiv) and, solely as it relates to the foregoing, (xx) of Section 5.01(b).

3.10         Title to Properties.

(a)            The Company and its Subsidiaries have good and valid title to, or hold pursuant to valid and enforceable leases or other comparable Contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)            The Company and its Subsidiaries do not own, nor has either ever owned, any real property or interest in real property or any agreement or option or right of first refusal or first offer to acquire real property. Section 3.10 of the Company Disclosure Letter sets forth a complete and accurate list of all real property used, occupied or leased or subleased by the Company or its Subsidiaries (each such property, the “Company Real Property” and each such lease, sublease or other use or occupancy agreement, the “Company Real Property lease”). The Company Real Property leases are in full force and effect and the Company holds a valid and existing leasehold interest in the Company Real Property under each such applicable lease. Neither the Company nor, to the Company’s knowledge, any other party to the applicable Company Real Property leases is in default in any material respect under, or has given any written notice of termination or cancellation, any of such leases. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Real Property leases, and, to the Company’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Real Property leases, and there are no outstanding claims of breach or indemnification or notice of material default or termination of any Company Real Property lease.

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3.11         Tax Matters.

(a)            (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) the Company and its Subsidiaries have timely paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the Company Balance Sheet Date, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business.

(b)            No claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)            No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries.

(d)            (A) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.

(e)            The Company and its Subsidiaries are not and have never been resident for Tax purposes in any jurisdiction other than the country of its respective formation, and do not have, and have never had any permanent establishment or other taxable presence in any jurisdiction other than the country of its respective formation.

(f)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g)            Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

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(h)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(i)             Neither the Company nor any of its Subsidiaries has any unpaid Tax Liabilities under the CARES Act.

(j)             Neither the Company or any of its Subsidiaries (i) is, or has ever been, a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. income Tax purposes; or (ii) owns or has ever owned any stock or other interest in a controlled foreign corporation within the meaning of Section 957(a) of the Code or any passive foreign investment company within the meaning of Section 1297(a) of the Code.

3.12         Contracts and Commitments.

(a)            As of the Original Execution Date, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i)            “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or any Company SEC Documents filed after the date of filing of such Form 10-K until the Original Execution Date;

(ii)           collective bargaining agreement or Contract with any labor union, trade organization, works council or other employee representative body, Contract with a third-party professional employer organization, or other Contract with any other third party which cannot be terminated with thirty (30) days’ notice or less, under which the Company or any of its Subsidiaries obtains the services of temporary or leased employees;

(iii)          Contract relating to the acquisition or disposition of any product line, business or material asset of the Company or any of its Subsidiaries, in each case, with obligations remaining to be performed or Liabilities continuing after the Original Execution Date;

(iv)          Contract establishing any joint ventures, partnerships, profit shares, material collaborations or similar arrangements;

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(v)           Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, (C) under which the Company or any of its Subsidiaries has granted to any Person or group of Persons the right to manufacture, sell, market or distribute any Product of the Company or any of its Subsidiaries, in each case, on an exclusive basis in any geographical area, (D) containing any “most favored nations” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, or (E) grants any rights of first refusal, right of first offer, right of negotiation or similar right to acquire rights or ownership with respect to any material assets or business of the Company or any of its Subsidiaries;

(vi)          (A) Third Party Component Contract or (B) other Contract relating to the research, testing, development, commercialization, manufacture or supply of any Product of the Company or any of its Subsidiaries, and, in the case of this clause (B), providing for minimum payment obligations payable to or by the Company of at least $100,000 in any prospective twelve (12)-month period;

(vii)         Contract pursuant to which the Company or any of its Subsidiaries (A) licenses any Intellectual Property (other than commercially available off-the-shelf Software) from another Person, which Intellectual Property is used by the Company or one of its Subsidiaries in the conduct of its business as currently conducted (each, a “Company In-License”) or (B) licenses any Intellectual Property owned or in-licensed by the Company or any of its Subsidiaries to another Person (other than an Affiliate), except non-exclusive licenses that are granted in the ordinary course of business to service providers, contract manufacturing organizations or customers of Company or any of its Subsidiaries;

(viii)        Contract pursuant to which the Company or any of its Subsidiaries has any continuing obligation to make any milestone or royalty or other “earnout” or similar contingent or deferred payments potentially payable by the Company or any of its Subsidiaries in the aggregate over the term of the Contract from and after the Original Execution Date;

(ix)           mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables; (B) loans to direct or indirect wholly-owned Subsidiaries, in the case of each of clauses (A) and (B), in the ordinary course of business; and (C) Indebtedness or guarantees for Indebtedness, the principal amount of which does not exceed $50,000;

(x)            Contract providing for any guaranty by the Company or any of its Subsidiaries of third-party obligations (under which the Company or any of its Subsidiaries has continuing obligations as of the Original Execution Date), other than (A) any guaranty by the Company of any of its Subsidiaries’ obligations or (B) contractual indemnification obligations made in the ordinary course of business and that are merely incidental to the transaction contemplated in any Contract, the commercial purpose of which is primarily for something other than such indemnification obligations, and which indemnification obligations are not material to the business of the Company or any of its Subsidiaries;

(xi)           Contract between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(xii)          Company Real Property lease;

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(xiii)        Contract under which the Company and the Company’s Subsidiaries made annual expenditures or received annual revenues in excess of $500,000 during the 2024 fiscal year;

(xiv)        Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any Governmental Body, on the other hand, other than any such Contracts the primary purpose of which is the sale of any Products or Services to such Governmental Body; or

(xv)         Contract to enter into any Contract of the type described in the foregoing clauses (i) through (xiv).

(b)            The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with any and all amendments thereof and waivers thereunder, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company is not (and to the Company’s knowledge is not alleged to be) in breach of or default under any Contract listed, or required to be listed, in Section 3.12(a) of the Company Disclosure Letter (each, together with any Contract entered into after the Original Execution Date but would be required to be set forth on Section 3.12(a) of the Company Disclosure Letter if such Contract was in effect as of the Original Execution Date, a “Company Material Contract” and, collectively, the “Company Material Contracts”) and (ii) to the Company’s knowledge, as of the Original Execution Date, the parties other than the Company or any of its Subsidiaries to each of the Company Material Contracts is not in breach thereof or in default thereunder. Each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s knowledge, each other party thereto. As of the Original Execution Date, no party to any Company Material Contract has given any written notice, or to the knowledge of the Company, any notice (whether or not written) of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13         Intellectual Property.

(a)            All of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are (i) currently owned by the Company or any of its Subsidiaries (ii) exclusively licensed to the Company or any of its Subsidiaries under any Company In-License (the items in clauses (i) and (ii), collectively, “Company Registered Intellectual Property”) are set forth in Section 3.13 of the Company Disclosure Letter. None of the issued or granted Company Registered Intellectual Property has been held by a court or other tribunal to be invalid or unenforceable or is the subject of any ongoing challenge to validity or enforceability before any court or other tribunal, and, to the Company’s knowledge, (A) all issued or granted Company Registered Intellectual Property is subsisting and in full force and effect, and (B) all other Company Registered Intellectual Property is valid and subsisting. One or more of the Company and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries free and clear of all Liens other than Permitted Liens. The Intellectual Property owned by the Company and its Subsidiaries, together with any Intellectual Property licensed to the Company or its Subsidiaries under the Company In-Licenses (and any licenses for commercially available Software) constitutes all Intellectual Property used in and material to or otherwise necessary for the Company’s or its Subsidiaries’ manufacture or sale of its Products or Services or operation of the business of the Company or its Subsidiaries as currently conducted. To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. No Person has provided written notice of an Action or, to the knowledge of the Company, threatened an Action, challenging the ownership, validity, enforceability or scope of any Company Registered Intellectual Property, and no item of Company Registered Intellectual Property is the subject of any outstanding Order, or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which the Company has received written notice.

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(b)            To the Company’s knowledge, the Company and its Subsidiaries, their Products and the business of the Company and its Subsidiaries as currently conducted, do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past six (6) years. The Company and its Subsidiaries have not, within the past six (6) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that the Company or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending (or, to the knowledge of the Company, threatened) Action alleging any such infringement, misappropriation, dilution or violation.

(c)            The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by the Company or any of its Subsidiaries, including to maintain the confidentiality and value of all trade secrets and other material confidential information of the Company. All current and former employees, contractors and consultants of the Company or any of its Subsidiaries are subject to binding and enforceable obligations of confidentiality to the Company or its Subsidiaries, and all such Persons who have created any Intellectual Property for the Company or a Subsidiary in connection with their engagement by the Company or a Subsidiary that is material to (and, to the knowledge of the Company, any Intellectual Property that is otherwise used in) the conduct of the business of the Company or a Subsidiary as currently conducted have either (i) assigned to one or more of the Company or its Subsidiaries all of their rights, title and interests therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with the Company or one of its Subsidiaries by operation of Law or (ii) with respect to consultants and contractors, (A) as it relates to Intellectual Property other than Software, granted the Company or its Subsidiaries sufficient rights in such Intellectual Property to conduct the business of the Company and its Subsidiaries as currently conducted, or (B) as it relates to Software, assigned to one or more of the Company or its Subsidiaries all of their rights, title and interests therein.

(d)            Section 3.13(d) of the Company Disclosure Letter sets forth a complete and accurate list of the top twenty (20) Products of the Company or any of its Subsidiaries sold or distributed by the Company or any of its Subsidiaries, based on revenue for the fiscal year ended December 31, 2023, through November 30, 2024.

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(e)            The Company and each of its Subsidiaries have implemented commercially reasonable measures relating to their use of Open Source Software which measures are intended to confirm that the Company and its Subsidiaries comply with the terms and conditions of all licenses for the Open Source Software used by the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or such Subsidiary in the operation of its respective business as currently conducted or in the Products or Services of the Company or any of its Subsidiaries. The Company and its Subsidiaries have not distributed, licensed, linked, modified or otherwise used any Open Source Software in any manner that could (i) have a “copyleft” effect on or obligate the Company or any of its Subsidiaries to disclose, license or distribute in source code form to any third party or otherwise dedicate to the public any proprietary Software owned by the Company or any of its Subsidiaries, (ii) require any such proprietary Software to be licensed for making derivative works, (iii) impose restrictions on the consideration that Company or its Subsidiaries may charge for licensing or distributing any such proprietary Software or (iv) grant any third party rights or immunities under any Intellectual Property of the Company or its Subsidiaries, other than licenses granted by the Company or its Subsidiaries to third parties to whom the Company or its Subsidiaries license such proprietary Software.

3.14         Data Privacy.

(a)            The Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding security, privacy, and the use of Personal Data and that are designed to protect Personal Data from unauthorized access, use or disclosure, (ii) maintain commercially reasonably administrative, technical, and physical security measures given the industry in which the Company operates to protect Personal Data and systems against loss, damage, unauthorized access, use, modification, or other misuse, (iii) contractually obligate third-party service providers to contractual terms relating to such provider’s compliance with applicable Law, and (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the Lookback Date, have been in compliance with all of the Company’s and its Subsidiaries’ published and written policies, as applicable, governing security, privacy, and the use of Personal Data, contractual restrictions and applicable Laws governing data privacy and data security.

(b)            The Company and its Subsidiaries’ systems, including information technology assets, computer systems, equipment, hardware, servers, software, networks, telecommunications systems and related infrastructure, used or held for use by the Company, are adequate for, and operate and perform as required in connection with, the operation of the Company or its Subsidiaries as currently conducted. To the Company’s knowledge, none of the systems contains any material virus, “time bombs,” “back doors,” “trap doors,” Trojan horse, spyware, keylogger software, worm or other software routines, faults, malicious code, damaging devices, or hardware components designed to permit misuse of the systems or any data thereon.

(c)            To the Company’s knowledge, since the Lookback Date, none of the Company or any of its Subsidiaries has experienced any confirmed unauthorized access, acquisition, interruption, alteration, modification, loss, theft, corruption, destruction, compromise or other unauthorized processing of any Personal Data, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(d)            To the Company’s knowledge, since the Lookback Date, none of the Company or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(e)            To the Company’s knowledge, since the Lookback Date, none of the Company or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to the Company’s or its Subsidiaries’ collection, processing, use, storage, security, or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

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3.15         Litigation. There are no Actions pending, nor, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective (x) properties or (y) present or former officers or directors in such individual’s capacity as such, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any outstanding Order of any Governmental Body, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.16         Insurance. Section 3.16 of the Company Disclosure Letter lists each material insurance policy maintained by the Company or any of its Subsidiaries or, to the Company’s knowledge, under which the Company is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of the Company’s or its Subsidiaries’ business for the industry in which it operates. The Company is not in default with respect to its obligations under any such insurance policies and, to the Company’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with the Company’s annual renewal process.

3.17         Employee Benefit Plans.

(a)            Section 3.17 of the Company Disclosure Letter lists all material Company Plans other than (i) any employment offer letter or other employment Contract that is terminable “at-will” or following a statutory notice period and does not provide for severance, retention, change of control, transaction or similar bonuses, (ii) any individual consulting agreement that is terminable by the Company without advance notice and without any payment (other than payment for services performed prior to termination of the agreement), and (iii) statutory severance payments or statutory advance notice of termination periods (such Company Plans required to be listed on Section 3.17 of the Company Disclosure Letter, whether or not so listed, the “Material Company Plans”).

(b)            With respect to each Material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the Original Execution Date: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) the most recent annual report on Forms 5500; (iv) all related trust instruments or other funding-related documents; (v) a copy of the most recent financial statements and the most recent actuarial or valuation report for the plan; (vi) a copy of all material correspondence with any Governmental Body relating to a Company Plan received or sent within the last two (2) years; and (vii) the most recent determination or opinion letter.

(c)            Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Company Plan is so qualified, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. The Company Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law.

(d)            With respect to the Company Plans, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been timely made within the time periods, if any, prescribed by ERISA, the Code or other applicable Law or, to the extent not required to be made on or before the Original Execution Date, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits. No Company Plan is, or in the past three (3) years has been, the subject of an investigation, examination or audit by a Governmental Body or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body.

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(e)            Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor any of its Subsidiaries has engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Company’s knowledge, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Plan.

(f)             Neither the Company nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) any health or other welfare arrangement that is or was self-insured other than a flexible spending account plan. No Company Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. None of the Company Plans obligates the Company or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(g)            Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any Person, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any Person, (iv) require the Company or its Subsidiaries to set aside any assets to fund any benefits under a Company Plan or result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person, (v) limit the ability to amend or terminate any Company Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law). The Company has no obligation to pay any gross-up or reimbursement in respect of any Taxes, including under Section 4999 of the Code or Section 409A of the Code (or, in either case, any corresponding provision of state, local or foreign Tax law).

(h)            Each Company Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in all material respects in compliance with Section 409A of the Code and the regulations promulgated thereunder.

(i)            With respect to each Company Plan that is a Non-U.S. Plan, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Company Plan that is a Non-U.S. Plan is a defined benefit pension plan.

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3.18         Compliance with Law; Permits; Foreign Corrupt Practices Act.

(a)            The Company and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the Original Execution Date, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect, and no proceeding is pending or, to the knowledge of the Company, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither the Company nor any of its Subsidiaries is, or since the Lookback Date, has been, in material violation of, or in material default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the Lookback Date, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges any violation or noncompliance or any pending or threatened investigation by any such Governmental Body, of any applicable Law, and to the Company’s knowledge, there is no such investigation or inquiry pending; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(b)            (i) Since the Lookback Date, none of the Company or its Subsidiaries, any director, officer, nor, to the knowledge of the Company, any employee or agent of the Company or its Subsidiaries, nor, any distributor or other third party representative of the Company, has directly or indirectly made, offered to make, attempted to make, accepted, authorized, promised, requested, or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property, services, or anything else of value, for any improper purpose or to secure an improper advantage, in each case, in violation of any Anti-Corruption Laws, (ii) to the knowledge of the Company, as of the Original Execution Date, neither the Company nor any of its Subsidiaries (A) is under any internal or Governmental Body investigation for any material violation of any Anti-Corruption Laws, or (B) has received since the Lookback Date, any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) since the Lookback Date, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, and (iv) since the Lookback Date, the Company and its Subsidiaries have maintained an adequate system of internal controls reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws and to prevent and detect violations of Anti-Corruption Laws.

(c)            Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries, or their respective officers or directors (i) is a Sanctioned Person, (ii) has, since the Lookback Date, engaged in a transaction with a Sanctioned Person, (iii) has been cited or fined for failure to comply with Trade Control Laws, and no Action, or to the knowledge of the Company, investigation, complaint or enquiry, with respect to any alleged non-compliance with Trade Control Laws by the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, and (iv) has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Trade Control Laws.

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3.19         Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)            each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws;

(b)            each of the Company and its Subsidiaries holds, and is and has been in compliance with, all Permits required under Environmental Laws to operate its business at the Company Real Property as presently conducted;

(c)            none of the Company or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)            no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited, stored, or otherwise managed by the Company or on, under or about any of the real property occupied or used by the Company and the Company has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws;

(e)            to the Company’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by the Company for which the Company has, or may have, Liability; and

(f)            the Company has not assumed by Contract or by operation of law any Liability of any other Person under any Environmental Law.

3.20         Employment and Labor Matters.

(a)            The Company has made available to Parent a true and complete listing of each current employee of the Company or any of its Subsidiaries and any future employee who has formally accepted a written offer of employment with the Company or any of its Subsidiaries, including for each: (i) name (unless located in a non-U.S. jurisdiction); (ii) work location; (iii) date of hire or expected start date; (iv) job title; (v) annual base salary or hourly wage rate; (vi) target annual bonus or incentive compensation for the current fiscal year (or other applicable bonus or incentive period); (vii) exempt classification status under the Fair Labor Standards Act (if applicable), (viii) full-time or part-time status; (ix) whether on a work visa; and (x) employing entity. The Company has made available a list of each natural Person who currently serves as an independent contractor, consultant, PEO Staff or other non-employee service provider of the Company or any Subsidiary.

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(b)            Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, and there are no such agreements which pertain to employees of the Company or any of its Subsidiaries in existence or in negotiation. No employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Neither the Company nor any of its Subsidiaries have experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years, and to the Company’s knowledge, no such strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute is threatened. Neither the Company nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and for the past two (2) years there have been no, Actions or material disputes (A) between the Company or any of its Subsidiaries and any of their respective employees, independent contractors or PEO Staff or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters. To the Company’s knowledge, (i) there are no Actions or any material disputes threatened (A) between the Company or any its Subsidiaries and any of their respective employees, independent contractors or PEO Staff or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of the Company or any of its Subsidiaries or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation.

(c)            The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company or any of its Subsidiaries within the two (2) years prior to the Closing Date. As of the Original Execution Date, to the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to the Company or any of its Subsidiaries to terminate employment with the Company or any of its Subsidiaries within the next twelve (12) months. To the Company’s knowledge, no employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such Person’s duties as presently conducted.

(d)            To the Company’s knowledge, in the last three (3) years prior to the Original Execution Date, no allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries against any director, officer, employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries. In the last three (3) years prior to the Original Execution Date, neither the Company or any Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or misconduct by a director, officer, employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries.

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3.21         FDA and Regulatory Matters.

(a)            Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is, and since December 31, 2019, has been, in compliance with all Healthcare Laws applicable to the Company and its Products and Services, including requirements relating to design, manufacturing, development, and validation, clinical and non-clinical research and/or testing, premarket approval or clearance, premarketing notification, labeling, advertising and promotion, record keeping, adverse event or medical device reporting, reporting of corrections and removals, and current good manufacturing practice (GMP) for biological, tissue, and medical device products. To the knowledge of the Company, no officer, director, manager or managing director of the Company has engaged in any act on behalf of the Company that violates any Healthcare Law in any material respect. The Company and, to the Company’s knowledge, any contract manufacturers assisting in the manufacture of the Products are, and, since December 31, 2019, have been, in compliance with CLIA registration and any other establishment registration requirements and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or the business operations of the Company, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written notification of any pending or threatened subpoena, hearing, enforcement, or other Action from any Governmental Body, including the FDA, the Centers for Medicare & Medicaid Services (“CMS”), the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, the Company under any Healthcare Law.

(b)            The Company holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the design, manufacturing, development, validation, pre-clinical and clinical testing, research, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution, commercialization, and promotion of its Products and Services in jurisdictions where it currently conducts such activities with respect to each Product and Service (collectively, the “Company Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has fulfilled and performed all of its obligations with respect to each Company License and is in material compliance with all terms and conditions of each Company License, and, to the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Company License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the Products or Services which would reasonably be expected to lead to the denial of any application for marketing approval, licensure, certification, accreditation, or clearance currently pending, or planning to be submitted before the FDA or any other Governmental Body.

(c)            All material applications, filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, CMS, state or other Governmental Bodies have been so timely filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports, reports of recalls, corrections and removals with regard to the Products and any transparency reports. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Company License from the FDA or other Governmental Body relating to the Company or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

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(d)            The Company has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure or lack of licensure, failure to obtain pre-market clearance or approval of the uses of or the labeling and promotion of any of the Products or Services. To the Company’s knowledge, no manufacturing site which assists in the manufacture of the Products or Product components (whether Company-owned or operated or that of a contract manufacturer for any Products or Product components) or laboratory which is used to develop or perform Services has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither the Company nor, to the Company’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Company-owned or operated or that of a contract manufacturer for the Products or Product components) or laboratory which has been used to develop or perform Services has received, since December 31, 2019, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to the Company’s knowledge, there is no such Action pending or threatened.

(e)            The FDA has not mandated that the Company recall any of its Products. There are no voluntary recalls of any of the Company’s Products contemplated by the Company or pending. Since December 31, 2019, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to the Company’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)            There are no clinical trials that are being conducted as of the Original Execution Date by or on behalf of, or sponsored by, the Company.

(g)            The Company is not the subject of any pending or, to the knowledge of the Company, threatened, investigation regarding the Company or the Products or Services by the FDA pursuant to the FDA Fraud Policy. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company has been debarred or excluded or has been convicted of any crime or engaged in any conduct for which such Person could be debarred under 21 U.S.C. § 335a or excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, or any similar Law. No claims, Actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, any of its directors, officers, employees or agents.

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(h)            All of the Company’s and its Subsidiaries’ Contracts, participation in joint ventures, and other business relationships with potential customers, prescribers, physicians or other healthcare professionals, distributors, patients, or other sources of orders or referrals, including, any consulting, speaker, development, sponsorship, grant and royalty agreements with, and training events for, physicians, other healthcare professionals or providers, governmental representatives or healthcare entities or organizations, comply in all material respects with all Healthcare Laws.

(i)             To the Company’s knowledge, none of the Company, the Company’s Subsidiaries or any of their officers, directors, managers, managing directors or employees (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion under any Healthcare Laws.

(j)             None of the Company’s Products or Services are currently reimbursable by federal healthcare programs.

(k)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and to the knowledge of the Company (a) since the Lookback Date, (i) all Products manufactured and sold by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries’ applicable contractual commitments, warranties and specifications; and (ii) neither the Company nor any of its Subsidiaries has received or otherwise been made aware of any written notices, citations or decisions by any Governmental Body that any of its Products are defective or fail to meet any applicable standards promulgated by any such Governmental Body; and (b) each of the Company and its Subsidiaries has obtained, in all countries where it is marketing or has marketed any Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Products currently marketed by the company in such countries.

3.22         Brokerage. Other than Perella Weinberg Partners LP, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and correct copy of all Contracts entitling any Person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of the Company, together with all amendments, waivers or other changes thereto.

3.23         Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement did (at the time the Registration Statement was filed with the SEC and initially became effective under the Securities Act) or any Post-Effective Amendment will (at the time any such Post-Effective Amendment is filed with the SEC and at the time the Registration Statement, as amended by any such Post-Effective Amendment, becomes effective under the Securities Act) or (b) the Proxy Statement did or will, as the case may be (at each time a Proxy Statement was or is disseminated to the Company Stockholders) or any supplement thereto will (at the time such supplement is disseminated to the Company Stockholders), or at the time of the Company Stockholders’ Meeting will, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement does and any supplement thereto will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent, Merger Sub, or their financial advisor, or with respect to the compliance as to form of such information with the applicable provisions of the Securities Act and the Exchange Act, in each case that is included or incorporated by reference in the Registration Statement or the Proxy Statement. The representations and warranties contained in this Section 3.23 will not apply to statements or omissions included in the Registration Statement or Proxy Statement upon information furnished to the Company in writing by Parent specifically for use therein.

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3.24         Board Approval; Vote Required.

(a)            The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and approved the execution, delivery and performance of the Agreement and such transactions, (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) resolved to recommend the adoption of this Agreement to the Company Stockholders, on the terms and subject to the conditions set forth in this Agreement, and (iv) directed that this Agreement be submitted to the Company Stockholders for adoption, and, subject to Section 6.04, such resolutions have not been rescinded, modified or withdrawn in any way.

(b)            The affirmative vote of the holders of a majority of all outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”) is necessary to adopt this Agreement. Other than the Company Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

(c)            The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement or any of the transactions or other agreements contemplated hereby.

(d)            Each of the representations and warranties set forth in this Section 3.24 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

3.25         Affiliate Transactions. Other than confidentiality Contracts, employment-related Contracts, Company Plans, and other compensation and benefit arrangements with respect to present or former officers or directors granted or entered into in the ordinary course of business, no (a) executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Company Shares, excluding any registered investment company or institutional investor or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clauses (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company, any of its Subsidiaries or any of their respective properties or assets or has any material interest in any property owned by the Company or any of its Subsidiaries, which, in each case, would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

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3.26         Opinion. The Company Board has received the opinion of Perella Weinberg Partners LP, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of outstanding Company Shares, and such opinion has not been withdrawn, revoked or modified. The Company shall have provided a copy of any such written opinion to Parent solely for informational purposes promptly after the execution and delivery of this Amended and Restated Agreement.

3.27         No Other Representations and Warranties.

(a)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE), IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO PARENT OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO (i) ANY PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS); OR (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS ARTICLE 3, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY AND ITS SUBSIDIARIES, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries or their respective businesses, operations, assets, Liabilities or conditions (financial or otherwise), whatsoever, express or implied, beyond those expressly given by Parent in ARTICLE 4, or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in ARTICLE 4 or in any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made by Parent or any other Person with respect to any projections, including projected statements of operating revenues and income from operations of Parent and its Subsidiaries and certain business plan information of Parent and its Subsidiaries (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents furnished or filed after December 31, 2022, and at least one (1) Business Day prior to the Original Execution Date (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), it being understood that this clause (a) shall not apply to any representations and warranties set forth in Sections 4.01 (Organization and Corporate Power), 4.02 (Authorization; Valid and Binding Agreement), 4.03 (Capital Stock), 4.04 (Subsidiaries), 4.05 (No Breach), 4.06 (Consents), 4.18 (Brokerage), 4.19 (Disclosure), 4.20 (Board Approval; Vote Required), 4.21 (Opinion), or 4.23 (Financial Capability) or (b) the confidential disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of the Original Merger Agreement (the “Parent Disclosure Letter”) to the extent it makes reference to the particular Section or subsection of this Agreement to which exception is being taken (or to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to another Section or subsection of this Agreement), Parent represents and warrants to the Company as follows:

4.01         Organization and Corporate Power.

(a)            Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each other Subsidiary of Parent is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized and existing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except in the case of Subsidiaries where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Parent, as in effect as of the Original Execution Date, have been heretofore made available to the Company.

(b)            Each of Parent and its Subsidiaries has all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.02         Authorization; Valid and Binding Agreement. Subject to the adoption of this Agreement by the sole stockholder of Merger Sub (and, only with respect to the Original Merger Agreement, subject to obtaining the Parent Stockholder Approval (as such term was defined therein) that would have been required as contemplated thereunder), the execution, delivery and performance of this Agreement by Parent and Merger Sub and each other agreement, document, instrument or certificate contemplated hereby to be executed, delivered and performed by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Parent and Merger Sub, and no other corporate approvals on Parent’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. The representations and warranties set forth in this Section 4.02 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

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4.03         Capital Stock.

(a)            The authorized capital stock of the Parent consists of 120,000,000 Parent Shares, $0.001 par value per share. As of the Measurement Date, there were (i) 38,569,854 Parent Shares issued and outstanding, (ii) zero Parent Shares held by Parent in its treasury, (iii) outstanding Parent Options to purchase an aggregate of 3,691,423 Parent Shares, (iv) 1,175,495 Parent Shares subject to or otherwise deliverable in connection with outstanding Parent RSUs, (v) 3,590,677 Parent Shares reserved for issuance in respect of future awards under the Parent Equity Plans and (vi) 2,386,943 Parent Shares reserved for issuance under the Parent ESPP. From the Measurement Date to the execution and delivery of this Agreement, Parent has not issued any Parent Shares, Parent Options, Parent RSUs, or any other capital stock, except (A) Parent Shares pursuant to the exercise of the Parent Options or settlement of Parent RSUs, in each case, outstanding as of the Measurement Date and (B) Parent Options and Parent RSUs issued in the ordinary course of business. As of April 23, 2025, there were (I) 38,821,094 Parent Shares issued and outstanding, (II) zero Parent Shares held by Parent in its treasury, (III) outstanding Parent Options to purchase an aggregate of 5,812,642 Parent Shares, (IV) 1,943,293 Parent Shares subject to or otherwise deliverable in connection with outstanding Parent RSUs, (V) 1,939,901 Parent Shares reserved for issuance in respect of future awards under the Parent Equity Plans and (VI) 2,285,434 Parent Shares reserved for issuance under the Parent ESPP.

(b)            All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, non-assessable and not subject to or issued in violation of preemptive or similar rights. All of the issued and outstanding Parent Shares, Parent Options and Parent RSUs were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities.

(c)            Except as set forth in Section 4.03(a), Parent does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as set forth in Section 4.03(a), there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Parent; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Parent; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Parent; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or (v) bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Parent Stockholders may vote.

(d)            All of the outstanding Parent Options and Parent RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws, and do not trigger any liability for the holder thereof under Section 409A of the Code. Each Parent Option has an exercise price that is no less than the fair market value of the underlying shares on the date of grant, as determined in accordance with Section 409A of the Code. Parent has the requisite power and authority, in accordance with the Parent Equity Plans, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Section 2.08(b).

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(e)            There are no stockholder agreements or voting trusts or other agreements or understandings to which Parent is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of Parent. Parent has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Parent are held by any Subsidiary of Parent.

(f)            As of the Original Execution Date, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its Subsidiaries is subject, a party to, or otherwise bound.

4.04         Subsidiaries.

(a)            Section 4.04(a) of the Parent Disclosure Letter sets forth a list of each Subsidiary of Parent, indicating for each such Subsidiary its jurisdiction of organization. Other than the Subsidiaries of Parent listed on Section 4.04(a) of the Parent Disclosure Letter, Parent does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, capital stock or any other equity interests of any Person.

(b)            All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and non-assessable (ii) were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities and (iii) are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material Liens (other than Permitted Liens and restrictions on transfer arising under applicable securities Laws).

4.05         No Breach. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by Parent (and, only with respect to the Original Merger Agreement, subject to obtaining the Parent Stockholder Approval (as such term was defined therein) that would have been required as contemplated thereunder), the consummation of the transactions contemplated hereby do not (a) conflict with or violate Parent’s Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law or Order to which Parent, its Subsidiaries or any of their respective properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time of both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Parent or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Contract to which Parent or any of its Subsidiaries is a party and which is material to the business of Parent and its Subsidiaries, taken as a whole. The representations and warranties set forth in this Section 4.05 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

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4.06         Consents, etc. Except as may be required by (a) the HSR Act and antitrust and competition Laws of other jurisdictions, (b) the Exchange Act, (c) the Securities Act, (d) U.S. state securities Laws, (e) the Stock Exchange, and (f) the DGCL, in each case, which requirements have or will be satisfied in connection with the transactions contemplated hereby, (i) none of Parent or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those notices, reports, filings, consents, approvals or authorizations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.07         SEC Reports; Disclosure Controls and Procedures.

(a)            Parent has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by Parent since the Lookback Date (if amended, supplemented or superseded by a filing at least one (1) Business Day prior to the Original Execution Date, then such filing as so amended, supplemented or superseded, the “Parent SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the Original Execution Date, then on the date of such amendment, supplement or superseding filing), (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Original Execution Date, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of Parent is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(b)            The consolidated financial statements (including all related notes and schedules) of Parent and its consolidated Subsidiaries contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof (or, if amended, supplemented or superseded by a filing at least one (1) Business Day prior to the Original Execution Date, then on the date of such amendment, supplement or superseding filing) and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Since the Lookback Date, neither Parent nor any of its Subsidiaries has become a party to any joint venture, off balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Parent or any of its Subsidiaries in Parent’s published financial statements or other Parent SEC Documents.

(c)            Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since the Lookback Date, none of Parent, Parent’s independent accountants, the Parent Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Parent, (B) “material weakness” in the internal controls over financial reporting of Parent, or (C) fraud, whether or not material, that involves management or other employees of Parent or its Subsidiaries who have a significant role in the internal controls over financial reporting of Parent. Since the Lookback Date, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

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(d)            The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(e)            Since the Parent Balance Sheet Date, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Parent or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of Parent.

(f)            Parent is in material compliance with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

4.08         No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Parent as of September 30, 2024, included in the Parent SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Parent Disclosure Letter, Parent, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case, required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries prepared in accordance therewith (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

4.09         Absence of Certain Developments.

(a)            Since September 30, 2024, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)            Except as expressly contemplated by this Agreement, since September 30, 2024, each of Parent and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business, and neither Parent nor any of its Subsidiaries has taken any action that, if taken during the Pre-Closing Period would require the Company’s consent pursuant to any of the covenants in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), and, solely as it relates to the foregoing, (viii) of Section 5.02(b).

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4.10         Title to Properties. Parent and its Subsidiaries have good and valid title to, or hold pursuant to valid and enforceable leases or other comparable Contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.11         Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (b) such Tax Returns are complete and correct in all material respects, (c) Parent and its Subsidiaries have timely paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (d) no material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent or any of its Subsidiaries.

4.12         Intellectual Property.

(a)            None of the issued or granted Parent Registered Intellectual Property has been held by a court or other tribunal to be invalid or unenforceable or is the subject of any ongoing challenge to validity or enforceability before any court or other tribunal, and, to Parent’s knowledge, (i) all issued or granted Parent Registered Intellectual Property is subsisting and in full force and effect, and (ii) all other material Parent Registered Intellectual Property is valid and subsisting. One or more of Parent and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Intellectual Property owned by or purported to be owned by Parent or any of its Subsidiaries free and clear of all Liens other than Permitted Liens. The Intellectual Property owned by Parent and its Subsidiaries, together with any Intellectual Property licensed to Parent or its Subsidiaries from another Person that is used by Parent or one of its Subsidiaries in the conduct of its business as currently conducted (including licenses for commercially available Software) constitute all Intellectual Property used in and material to or otherwise necessary for Parent’s or its Subsidiaries’ manufacture or sale of its Products or Services or operation of the business of Parent or its Subsidiaries as currently conducted. To the knowledge of Parent, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any material Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries. No Person has provided written notice of an Action or, to the knowledge of Parent, threatened an Action, challenging the ownership, validity, enforceability or scope of any Parent Registered Intellectual Property, and no item of Parent Registered Intellectual Property is the subject of any outstanding Order, or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Parent has received written notice. “Parent Registered Intellectual Property” means all of the patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing, that are (A) currently owned by Parent or any of its Subsidiaries or (B) exclusively licensed to Parent or any of its Subsidiaries.

(b)            To Parent’s knowledge, Parent and its Subsidiaries, their Products and the business of Parent and its Subsidiaries as currently conducted, do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past six (6) years. Parent and its Subsidiaries have not, within the past six (6) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Parent or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending (or, to the knowledge of Parent, threatened) Action alleging any such infringement, misappropriation, dilution or violation.

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4.13         Data Privacy.

(a)            Parent and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding security, privacy, and the use of Personal Data and that are designed to protect Personal Data from unauthorized access, use or disclosure, (ii) maintain commercially reasonably administrative, technical, and physical security measures given the industry in which Parent operates to protect Personal Data and systems against loss, damage, unauthorized access, use, modification, or other misuse, (iii) contractually obligate third-party service providers to contractual terms relating to such provider’s compliance with applicable Law, and (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, since the Lookback Date, have been in compliance with all of Parent’s and its Subsidiaries’ published and written policies, as applicable, governing security, privacy, and the use of Personal Data, contractual restrictions and applicable Laws governing data privacy and data security.

(b)            Parent and its Subsidiaries’ systems, including information technology assets, computer systems, equipment, hardware, servers, software, networks, telecommunications systems and related infrastructure, used or held for use by Parent, are adequate for, and operate and perform as required in connection with, the operation of Parent or its Subsidiaries as currently conducted. To Parent’s knowledge, none of the systems contains any material virus, “time bombs,” “back doors,” “trap doors,” Trojan horse, spyware, keylogger software, worm or other software routines, faults, malicious code, damaging devices, or hardware components designed to permit misuse of the systems or any data thereon.

(c)            To Parent’s knowledge, since the Lookback Date, none of Parent or any of its Subsidiaries has experienced any confirmed unauthorized access, acquisition, interruption, alteration, modification, loss, theft, corruption, destruction, compromise or other unauthorized processing of any Personal Data, except as would not be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole.

(d)            To Parent’s knowledge, since the Lookback Date, none of Parent or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.

(e)            To Parent’s knowledge, since the Lookback Date, none of Parent or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to Parent’s or its Subsidiaries’ collection, processing, use, storage, security, or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

4.14         Litigation. There are no Actions pending, nor, to Parent’s knowledge, threatened, against Parent or any of its Subsidiaries or any of their respective (x) properties or (y) present or former officers or directors in such individual’s capacity as such, at law or in equity, or before or by any Governmental Body, and Parent and its Subsidiaries are not subject to or in violation of any outstanding Order of any Governmental Body, in each case, that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

4.15         Employee Benefit Plans.

(a)            Each Parent Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Parent Plan is so qualified, and Parent is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Parent Plan. The Parent Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law.

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(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to the Parent Plans, (i) all required contributions to, and premiums payable in respect of, such Parent Plan have been made within the time periods, if any, prescribed by ERISA, the Code or other applicable Law or, to the extent not required to be made on or before the Original Execution Date, have been properly accrued on Parent’s financial statements in accordance with GAAP, (ii) there are no Actions, audits, suits or claims pending or, to Parent’s knowledge, threatened, other than routine claims for benefits. No Parent Plan is, or in the past three (3) years has been, the subject of an investigation, examination or audit by a Governmental Body or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body.

(c)            Neither Parent nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Parent Plans obligates Parent or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Parent or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(d)            With respect to each Parent Plan that is a Non-U.S. Plan, and, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Parent Plan that is a Non-U.S. Plan is a defined benefit pension plan.

4.16         Compliance with Law; Permits. Parent and each of its Subsidiaries hold all Permits required to operate their respective businesses as they are being conducted as of the Original Execution Date, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect, and no proceeding is pending or, to the knowledge of Parent, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Parent nor any of its Subsidiaries is, or since the Lookback Date, has been, in material violation of, or in material default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, since the Lookback Date, (a) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges any violation or noncompliance or any pending or threatened investigation by any such Governmental Body, of any applicable Law, and to Parent’s knowledge, there is no such investigation or inquiry pending; and (b) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

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4.17         FDA and Regulatory Matters.

(a)            Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent is, and since December 31, 2019, has been, in compliance with all Healthcare Laws applicable to Parent and its Products and Services, including requirements relating to design, manufacturing, development, and validation, clinical and non-clinical research and/or testing, premarket approval or clearance, premarketing notification, labeling, advertising and promotion, record keeping, adverse event or medical device reporting, reporting of corrections and removals, and current good manufacturing practice (GMP) for biological, tissue, and medical device products. To the knowledge of Parent, no officer, director, manager or managing director of Parent has engaged in any act on behalf of Parent that violates any Healthcare Law in any material respect. Parent and, to Parent’s knowledge, any contract manufacturers assisting in the manufacture of the Products are, and, since December 31, 2019, have been, in compliance with CLIA registration and any other establishment registration requirements and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or the business operations of Parent, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written notification of any pending or threatened subpoena, hearing, enforcement, or other Action from any Governmental Body, including the FDA, the CMS, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Parent under any Healthcare Law.

(b)            Parent holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including those Permits necessary to permit the design, manufacturing, development, validation, pre-clinical and clinical testing, research, manufacture, labeling, sale, importation, exportation, storage, shipment, distribution, commercialization, and promotion of its Products and Services in jurisdictions where it currently conducts such activities with respect to each Product and Service (collectively, the “Parent Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent has fulfilled and performed all of its obligations with respect to each Parent License and is in material compliance with all terms and conditions of each Parent License, and, to Parent’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Parent License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the Products or Services which would reasonably be expected to lead to the denial of any application for marketing approval, licensure, certification, accreditation, or clearance currently pending, or planning to be submitted before the FDA or any other Governmental Body.

(c)            Parent has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure or lack of licensure, failure to obtain pre-market clearance or approval of the uses of or the labeling and promotion of any of the Products or Services. To Parent’s knowledge, no manufacturing site which assists in the manufacture of the Products or Product components (whether Parent -owned or operated or that of a contract manufacturer for any Products or Product components) or laboratory which is used to develop or perform Services has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Parent nor, to Parent’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Parent -owned or operated or that of a contract manufacturer for the Products or Product components) or laboratory which has been used to develop or perform Services has received, since December 31, 2019, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Parent Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Parent’s knowledge, there is no such Action pending or threatened.

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(d)            The FDA has not mandated that Parent recall any of its Products. There are no voluntary recalls of any of Parent’s Products contemplated by Parent or pending. Since December 31, 2019, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Parent’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(e)            Parent is not the subject of any pending or, to the knowledge of Parent, threatened, investigation regarding Parent or the Products or Services by the FDA pursuant to the FDA Fraud Policy. Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Parent nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent has been debarred or excluded or has been convicted of any crime or engaged in any conduct for which such Person could be debarred under 21 U.S.C. § 335a or excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, or any similar Law. No claims, Actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Parent, threatened, against Parent or, to the knowledge of Parent, any of its directors, officers, employees or agents.

(f)            To Parent’s knowledge, none of Parent, Parent’s Subsidiaries or any of their officers, directors, managers, managing directors or employees (i) has engaged in, been charged with or been investigated for any conduct that would reasonably be expected to result in exclusion from any federal healthcare program or debarment or any other sanction under similar foreign, state, or local applicable Law, or (ii) has otherwise engaged in any activities that would reasonably be expected to provide cause for civil, criminal or administrative penalties or sanctions or mandatory or permissive exclusion under any Healthcare Laws.

4.18         Brokerage. Other than Goldman Sachs & Co. LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Parent or any of its Subsidiaries. Parent has made available to the Company a true and correct copy of all Contracts entitling any Person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Parent, together with all amendments, waivers or other changes thereto.

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4.19         Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement did (at the time the Registration Statement was filed with the SEC and initially became effective under the Securities Act) or any Post-Effective Amendment will (at the time any such Post-Effective Amendment is filed with the SEC and at the time the Registration Statement, as amended by any such Post-Effective Amendment, becomes effective under the Securities Act) or (b) the Proxy Statement did or will, as the case may be (at each time a Proxy Statement was or is disseminated to the Company Stockholders) or any supplement thereto will (at the time such supplement is disseminated to the Company Stockholders), or at the time of the Company Stockholders’ Meeting will, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Registration Statement does, and any amendment and supplement thereto, including any Post-Effective Amendment, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company or any financial advisor, or with respect to the compliance as to form of such information with the applicable provisions of the Securities Act and the Exchange Act, in each case that is included or incorporated by reference in the Registration Statement or the Proxy Statement. The representations and warranties contained in this Section 4.19 will not apply to statements or omissions included in the Registration Statement or Proxy Statement upon information furnished to Parent in writing by the Company specifically for use therein.

4.20         Board Approval; Vote Required.

(a)            The Parent Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, on the terms and subject to the conditions set forth in this Agreement, and approved the execution, delivery and performance of the Agreement and such transactions, and (ii) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, are fair to, and in the best interests of, Parent and the Parent Stockholders, and such resolutions have not been rescinded, modified or withdrawn in any way.

(b)            No vote of the holders of Parent Shares or other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated hereby (other than, only with respect to the Original Merger Agreement, the Parent Stockholder Approval (as such term was defined therein) that would have been required as contemplated thereunder).

(c)            The Parent Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and any of the transactions and other agreements contemplated hereby. No Takeover Law applies or purports to apply to the Merger, this Agreement or any of the transactions or other agreements contemplated hereby.

(d)            Each of the representations and warranties set forth in this Section 4.20 are made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Amended and Restated Agreement as of the Execution Date.

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4.21         Opinion. The Parent Board has received the written opinion of Goldman Sachs & Co. LLC, as financial advisor to Parent, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations and qualifications set forth in such opinion, the Per Share Merger Consideration provided for in the Merger is fair, from a financial point of view, to Parent, and such opinion has not been withdrawn, revoked or modified. Parent shall have provided a copy of such written opinion to the Company solely for informational purposes promptly after the execution and delivery of this Amended and Restated Agreement.

4.22         Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.23         Financial Capability. Parent has, as of the Execution Date, and will have, at the Effective Time, available cash, available lines of credit or other sources of immediately available funds sufficient for Parent to (a) pay, or cause to be paid, the Cash Consideration and any cash in lieu of fractional Parent Shares, in each case, payable pursuant to ARTICLE 2, (b) repay, or cause to be repaid, the Indebtedness required to be repaid under the Company Existing Loan Documents as contemplated by Section 6.16, and (c) pay or cause to be paid all out-of-pocket fees, costs and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation pursuant to this Amended and Restated Agreement or to the extent arising both (i) from the consummation of the transactions contemplated under this Amended and Restated Agreement and (ii) under Company Material Contracts set forth in the Company Disclosure Letter.

4.24         No Other Representations and Warranties.

(a)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE), IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER PARENT NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO (i) ANY PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF PARENT AND CERTAIN BUSINESS PLAN INFORMATION OF PARENT (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS); OR (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PARENT IN THIS ARTICLE 4, OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF PARENT, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(b)            Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or their respective businesses, operations, assets, Liabilities or conditions (financial or otherwise), whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 3, or in any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that Parent and Merger Sub have not relied on any such other representation or warranty not set forth in ARTICLE 3 or in any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made by the Company or any other Person with respect to any projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01         Covenants of the Company.

(a)            Except (i) as set forth in Section 5.01(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the Original Execution Date until the earlier of the Effective Time and the date this Agreement is validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve intact its current business organizations and its relationships with material customers, suppliers, licensors, licensees, distributors, Governmental Bodies and others having business relationships that are material to the Company or its Subsidiaries taken as a whole; provided that no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 5.01(b) shall be a breach of this Section 5.01(a). During the Pre-Closing Period, the Company shall, promptly upon learning of the same, notify Parent (A) of any Effect known to the Company that is reasonably likely, individually or taken together with all other Effects known to the Company, to result in a Company Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by the Company of any of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b)            Except (i) as set forth on Section 5.01(b) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)            (X) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares, except for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of the Company solely to its parent or (Y) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Options or Company RSUs with respect thereto, except in connection with (A) intercompany purchases of capital stock or share capital solely among one or more of the Company and its Subsidiaries, (B) satisfaction of applicable Tax-withholding obligations in respect of the vesting or settlement of any Company Options or Company RSUs or (C) the forfeiture of Company Options or Company RSUs by the holder thereof, upon such holder’s termination of employment with the Company or any of its Subsidiaries;

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(ii)           except for the grant of Company Options or Company RSUs in connection with new hires or engagements that are permitted to be made in the ordinary course of business under Section 5.01(b)(iv), (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (1) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) any phantom equity or similar contractual rights; or (B) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case, (I) for issuances of Company Shares in respect of (x) any exercise of Company Options outstanding on the Original Execution Date in accordance with their terms as of the Original Execution Date or (y) the vesting of or delivery of shares under Company RSUs outstanding on the Original Execution Date in accordance with their terms as of the Original Execution Date, (II) for transactions solely between or among the Company and its wholly-owned Subsidiaries;

(iii)          except as required by a Company Plan as in effect as of the Original Execution Date, (A) increase the compensation or other benefits payable or provided to any of the Company’s or any of its Subsidiaries’ officers, directors, employees or PEO Staff, (except, solely in the case of employees below officer level and PEO Staff, for increases in base wages or salary in the ordinary course of business consistent with past practice (including as a result of promotion to a non-officer position)); (B) enter into, amend or terminate any employment, change of control, severance, retention or other Contract with any current or former officer, director, employee or PEO Staff of the Company or any of its Subsidiaries (except, solely in the case of employees below officer level and PEO Staff, (x) agreements or offer letters entered into with any new hires permitted to be made under Section 5.01(b)(iv) or as a result of promotion to a non-officer position, in each case, consistent with past practice and terminable without notice, payment or penalty or (y) terminations of such Contracts due to terminations of employment for cause or non-performance as determined by the Company); (C) establish, adopt, enter into, amend or terminate any Company Plan for the benefit of any current or former officers, directors, employees, or PEO Staff or any of their beneficiaries (except, solely in the case of employees below officer level and PEO Staff agreements or offer letters entered into with any new hires permitted to be made under Section 5.01(b)(iv) or as a result of promotion to a non-officer position, in each case, consistent with past practice and terminable without notice, payment or penalty); (D) enter into or amend any collective bargaining agreement or other agreement with a union, labor organization, works council or other employee representative body; (E) establish, adopt or enter into any plan, agreement or arrangement for the purpose of, or otherwise commit to, grossing up or indemnifying, or otherwise reimbursing any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries for any Tax, including under Section 409A or Section 4999 of the Code; or (F) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Plan;

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(iv)          hire or engage any employee, individual independent contractor or PEO Staff, except in the ordinary course of business with respect to individuals below the level of Vice President;

(v)           amend, or propose to amend, or permit the adoption of any amendment to any of the Organizational Documents of the Company or any of its Subsidiaries;

(vi)          effect a reclassification of shares, stock split, reverse stock split or similar transaction with respect to any shares of capital stock or other ownership interest in the Company;

(vii)         (A) merge or consolidate with any Person or (B) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(viii)        make any capital expenditure (or incur any obligations or liabilities in respect thereof) except for capital expenditures in an amount not to exceed, in the aggregate, $1,000,000;

(ix)           acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of supplies and inventory from suppliers or vendors in the ordinary course of business consistent with past practice;

(x)            (A) create, incur, assume or otherwise become liable for any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements (except for renewals of existing financing arrangements with respect to leased equipment in the ordinary course of business), enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for intercompany transactions or arrangements solely among one or more of the Company and its Subsidiaries (but, for the avoidance of doubt, may continue to be liable for Indebtedness pursuant to the Company Existing Loan Documents); (B) make any loans or advances to any other Person, other than in connection with the placement of demo units in the ordinary course of business or intercompany transactions or arrangements solely among one or more of the Company and its Subsidiaries; or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements solely among one or more of the Company and its Subsidiaries;

(xi)          enter into any Contract that would materially restrict, after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xii)         sell, transfer, license, sublicense, assign, mortgage, encumber (but, for the avoidance of doubt, may continue to encumber assets pursuant to the Company Existing Loan Documents) or otherwise dispose of any assets, other than (i) sales of obsolete equipment in the ordinary course of business; and (ii) non-exclusive licenses of Intellectual Property that are not material to the Company or its Subsidiaries and are granted in the ordinary course of business;

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(xiii)         commence, pay, discharge, settle, compromise or satisfy any pending or threatened Action other than any settlement solely for monetary damages that is (A) entered in the ordinary course of business consistent with past practice; or (B) in an amount less than $250,000 individually or in the aggregate; provided that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any demands under Section 262 of the DGCL except as expressly permitted by Section 2.16 or any Transaction Litigation except as expressly permitted by Section 6.18;

(xiv)        change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xv)         (A) change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) affecting any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries or (E) settle or compromise any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries;

(xvi)        (A) voluntarily terminate or cancel, assign, renew or agree to any material amendment of, material change in or material waiver under any Company Material Contract; (B) enter into any Contract that, if existing on the Original Execution Date, would be a Company Material Contract; or (C)  amend or modify any Contract in existence on the Original Execution Date that, after giving effect to such amendment or modification, would be a Company Material Contract; provided that this clause (xvi) shall not prohibit or restrict the Company from (x) entering into, renewing, amending, modifying or waiving any right under any Contract to the extent such entry, renewal, amendment, modification or waiver implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 5.01(b) or (y) entering into a Contract for the sale of Products or Services to a customer of the Company, which customer Contract is entered into in the ordinary course of business and is not a Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vi)(B), (vii), (ix), (x), (xi), (xii) or (xiv) of Section 3.12(a); provided, further, that Parent’s failure to respond to a request for consent for the entry into a Company Material Contract for the sale of Products or Services in the ordinary course of business in accordance with this Agreement under this clause (xvi) within five (5) Business Days following the request therefor shall be deemed to be consent of Parent with respect to the entry into such Company Material Contract;

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(xvii)       (A) other than actions with respect to Company Registered Intellectual Property taken by the Company or a Subsidiary after the exercise of reasonable business judgment and which actions would not reasonably be expected to materially impair the value of the Company Registered Intellectual Property, extend, amend, condition, restrict, waive, cancel, abandon, withdraw, fail to renew, permit to lapse, modify or otherwise alter any rights in or to any material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries in a manner that is adverse to the Company or its Subsidiaries; (B) other than actions with respect Company Registered Intellectual Property taken by the Company or a Subsidiary after the exercise of reasonable business judgment and which actions would not reasonably be expected to materially impair the value of the Company Registered Intellectual Property, fail to diligently prosecute any material patent application or to maintain any issued patent, in each case, owned by the Company or any of its Subsidiaries or fail to diligently prosecute or maintain any other material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries as to which the Company or any of its Subsidiaries controls the prosecution or maintenance thereof, as applicable; (C) fail to renew (to the extent renewable at the option of the Company or any of its Subsidiaries) or voluntarily terminate any Contract under which any material Intellectual Property is licensed to and currently used by the Company or any of its Subsidiaries; or (D) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of the Company or its Subsidiaries in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its Subsidiaries or in connection with any required regulatory filing;

(xviii)      cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of the Company and its Subsidiaries, to the extent available on commercially reasonable terms;

(xix)         form any Subsidiary; or

(xx)          agree or commit to take any of the actions described in clauses (i) through (xix) of this Section 5.01(b).

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

5.02         Covenants of Parent.

(a)            Except (i) as set forth in Section 5.02(a) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) in connection with the solicitation of, any discussions or negotiations relating to, the entry into any Contract with respect to, or the consummation of, an Acquisition Proposal in respect of Parent, or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall, and shall cause each of its Subsidiaries to, (A) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve intact its current business organizations and its relationships with material customers, suppliers, licensors, licensees, distributors, Governmental Bodies and others having business relationships that are material to Parent or its Subsidiaries taken as a whole; provided that no action by the Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 5.02(b) shall be a breach of this Section 5.02(a). During the Pre-Closing Period, Parent shall, promptly upon learning of the same, notify the Company (A) of any Effect known to Parent that is reasonably likely, individually or taken together with all other Effects known to Parent, to result in a Parent Material Adverse Effect and (B) any matter reasonably likely to constitute a failure by Parent of any of the conditions contained in Section 7.03(a) or Section 7.03(b).

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(b)            Except (i) as set forth on Section 5.02(b) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement, (iv) in connection with the solicitation of, any discussions or negotiations relating to, the entry into any Contract with respect to, or the consummation of, an Acquisition Proposal in respect of Parent, or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall not and shall not permit any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)            declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares, except:

(A)            for the declaration and payment of dividends by a direct or indirect wholly-owned Subsidiary of Parent solely to its parent; or

(B)             in connection with intercompany purchases of capital stock or share capital among one or more of the Company and its Subsidiaries;

(ii)            issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (A) any shares of capital stock or other ownership interest in Parent or any of its Subsidiaries; (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (C) any rights, warrants or options to acquire or with respect to any such shares or ownership interest or convertible or exchangeable securities; (D) any phantom equity or similar contractual rights; or (E) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (1) for issuances of Parent Shares in respect of (I) any exercise of Parent Options in accordance with their terms, (II) the exercise of any Parent ESPP Purchase Rights under the terms of the Parent ESPP, or (III) the vesting of or delivery of shares under Parent RSUs in accordance with their terms; (2) for transactions solely between or among Parent and its wholly-owned Subsidiaries; and (3) grants of Parent Options and Parent RSUs in the ordinary course of business under the Parent Equity Plans and the grant of purchase rights under the Parent ESPP in the ordinary course of business;

(iii)           amend, or propose to amend, or permit the adoption of any amendment to any of the Organizational Documents of Parent or any of its Subsidiaries;

(iv)          effect a reclassification of shares, stock split, reverse stock split or similar transaction with respect to any shares of capital stock or other ownership interest in Parent;

(v)           (A) merge or consolidate with any Person or (B) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Parent or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X; provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving wholly owned Subsidiaries of Parent that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

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(vi)          acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for (A) the purchase of supplies and inventory from suppliers or vendors in the ordinary course of business consistent with past practice; and (B) transactions with a value of less than $500,000 in any single instance or $1,500,000 in the aggregate;

(vii)         change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law; or

(viii)        agree or commit to take any of the actions described in clauses (i) through (vii) of this Section 5.02(b).

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent or any of its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01         Investigation.

(a)            Each of the Company and Parent shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any reports, schedules or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding it and its Subsidiaries, as the other party or any of its Representatives may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither the Company nor Parent nor their respective Subsidiaries shall be required to provide the access or information contemplated by this Section 6.01 if it would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) cause a violation of any agreement to which such party or any of its Subsidiaries is a party, (iii) cause a risk of a loss of privilege to such party or any of its Subsidiaries provided that such party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege, (iv) constitute a violation of any applicable Law, or (v) otherwise disclose competitively sensitive material. In the event that a party objects to any request submitted pursuant to and in accordance with this Section 6.01(a) and withholds information or properties on the basis of the foregoing clauses (ii) through (iv), such party shall inform the requesting party as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure or access that does not suffer from any of the foregoing impediments (including, if reasonably requested by such other party, entering into a joint defense agreement with such other party on customary and mutually acceptable terms if requested with respect to any such information). Any party may reasonably designate competitively sensitive material provided to another party as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of such other party, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.

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(b)            Without limiting the generality of Section 6.01(a), during the Pre-Closing Period, the Company shall notify Parent no later than ten (10) Business Days following the end of any calendar month in which the aggregate cash expenditures of the Company and its Subsidiaries for such calendar month exceed 120% of the amounts set forth on Section 6.01(b) of the Company Disclosure Letter with respect to such calendar month.

(c)            The parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be “Confidential Information,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02         Registration Statement and Proxy Statement for Stockholder Approval. The parties hereto acknowledge that the Company prepared a proxy statement (which, for purposes of this Amended and Restated Agreement, shall disregard any portions thereof that had been prepared by Parent as it relates to any meeting of the Parent Stockholders that would have been convened in connection with the transactions contemplated by the Original Merger Agreement, and which shall include the preparation of one or more additional proxy statements that shall be prepared by the Company to reflect the terms of this Amended and Restated Agreement, and as so read shall be referred to as the “Proxy Statement”) containing the Company Recommendation, and Parent prepared and filed with the SEC a registration statement on Form S-4 (File No. 333-284932), which was declared effective on April 14, 2025, and in which the Proxy Statement was included along with a prospectus relating to the Parent Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement, together with, and including each amendment and supplement thereto, including any Post-Effective Amendment, the “Registration Statement”). As soon as reasonably practicable following the Execution Date, (a) the Company shall prepare such updates to the Proxy Statement, which shall contain the Company Recommendation (unless a Company Adverse Recommendation Change has occurred in accordance with this Agreement), in each case in order to reflect any necessary modifications thereto resulting from the entry into this Amended and Restated Agreement, and (b) Parent shall prepare and file with the SEC one or more post-effective amendments to the Registration Statement, in which the Proxy Statement (as so updated pursuant to the foregoing clause (a)) shall be included, in order to reflect any necessary modifications thereto resulting from the entry into this Amended and Restated Agreement (each, a “Post-Effective Amendment”). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement, as amended by any Post-Effective Amendment, declared effective under the Securities Act as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. In furtherance thereof, Parent and the Company will work together in good faith (including by providing reasonable access to relevant data, schedules and work papers), to prepare financial statements, financial information and such other information as required to be included in the Registration Statement. The Company shall provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or any of its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Each of Parent and the Company will use commercially reasonable efforts to cause their respective independent accounting firms to deliver consent letters regarding the inclusion of their opinions with respect to the Company’s or Parent’s, as applicable, financial statements that are included in the Registration Statement, which such consent letter shall be customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company shall use its reasonable best efforts to disseminate the Proxy Statement to its stockholders as promptly as practicable after the Registration Statement, as amended by any Post-Effective Amendment, is declared effective under the Securities Act. Parent shall use reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Parent Shares pursuant to this Agreement, and Parent shall furnish all information concerning Parent and the holders of capital stock of Parent, as applicable, as may be reasonably requested by the Company in connection with any such action or the preparation, filing or distribution of the Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to, the Registration Statement shall be made by Parent, or with respect to the Proxy Statement, shall be made by the Company, or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon; provided, however, that this obligation shall not apply with respect to (i) documents filed by a party that are incorporated by reference in the Registration Statement or Proxy Statement or (ii) information relating to a Company Adverse Recommendation Change made in accordance with this Agreement. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement, as amended by each Post-Effective Amendment, has become effective or any other supplement or amendment to the Registration Statement has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to Company Stockholders.

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6.03         Stockholders’ Meeting.

(a)            The Company shall take any and all actions necessary in accordance with applicable Law and the Company’s Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable (and in any case, except as otherwise provided in this Section 6.03(a), within thirty (30) days) after the Registration Statement, as amended by each Post-Effective Amendment, is declared effective under the Securities Act, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”). The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent and, once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. Subject to Sections 6.04(b) and 6.04(c), the Company shall, through the Company Board, recommend that the Company Stockholders adopt this Agreement and shall use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the Company Stockholder Approval. The Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of the adoption of this Agreement; provided, further, that the Company Stockholders’ Meeting shall not be adjourned or postponed in accordance with the foregoing sentence by more than an aggregate of thirty (30) days from the originally-scheduled date, or to a date on or after the fifth (5th) Business Day preceding the Termination Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders’ Meeting. Unless this Agreement is terminated in accordance with ARTICLE 8 prior to the Company Stockholders’ Meeting, the Company’s obligations pursuant to this Section 6.03 to hold the Company Stockholders’ Meeting shall not be affected by the receipt of any Acquisition Proposal with respect to the Company or the making of any Company Adverse Recommendation Change.

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(b)            The only matters to be voted upon at the Company Stockholders’ Meeting are (i) adoption of this Agreement, (ii) any adjournment or postponement of the Company Stockholders’ Meeting, (iii) any other matters that are required by applicable Law or Stock Exchange rules, or (iv) any other matters as the parties may mutually agree in writing.

(c)            If requested by Parent, the Company shall use commercially reasonable efforts to promptly provide Parent with recent voting tabulation reports relating to the Company Stockholders’ Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation.

6.04         Non-Solicitation.

(a)            The Company agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to the Company; (ii) participate or engage in discussions (except to notify a Person that makes an inquiry, offer or proposal related to an Acquisition Proposal with respect to the Company of the existence of the provisions of this Section 6.04 or to clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal with respect to the Company) or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person or group of Persons (or any of their Affiliates or Representatives) that is seeking to make, has made or could be reasonably expected to make, or otherwise in connection with, an Acquisition Proposal with respect to the Company, (iii) enter into any Contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04), (iv) take any action or exempt any third party from the restrictions on “business combinations” or any similar provision contained in any applicable Takeover Law or the Company’s Organizational Documents or grant a waiver under Section 203 of the DGCL, or (v) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person or group of Persons, or any of their Affiliates (other than Parent or its Affiliates), conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, the Company shall immediately discontinue access by any Person or group of Persons, and any of their Affiliates (other than Parent or its Affiliates), to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose. Within two (2) Business Days from the Original Execution Date, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with the Company or any Subsidiary thereof in connection with consideration of any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (A) the Company receives a bona fide unsolicited written Acquisition Proposal with respect to the Company from such third party after the Original Execution Date (and such Acquisition Proposal did not result from a violation of this Section 6.04) and (B) such proposal constitutes, and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal constitutes or could reasonably be expected to lead to, a Superior Proposal with respect to the Company, and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided that the Company may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the Company with respect to confidentiality than the terms of the Confidentiality Agreement and that does not include any provision calling for any exclusive right to negotiate with any third party or otherwise having the effect of prohibiting the Company from satisfying any of its obligations hereunder (an “Acceptable Confidentiality Agreement”) so long as the Company (I) concurrently provides to Parent any information and data concerning the Company or any Subsidiary or access provided to such third party that was not previously made available to Parent, and (II) sends a copy of such Acceptable Confidentiality Agreement to Parent promptly (and in any event within twenty-four (24) hours) following its execution and delivery (and the Company shall not thereafter terminate, waive, amend, release or modify any material provisions of such Acceptable Confidentiality Agreement). Nothing contained in this Section 6.04 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to an Acquisition Proposal with respect to the Company pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Company Board has reasonably determined in good faith (after consultation with its outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, provided that this sentence shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.04(a) by any of the Company’s or its Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.04(a) by the Company.

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(b)            Neither the Company Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of the transactions contemplated by this Agreement, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to the Company, (iv) fail to publicly reaffirm or re-publish the Company Recommendation within five (5) Business Days of being requested by Parent to do so (or if earlier, at least two (2) Business Days prior to the Company Stockholders’ Meeting), (v) fail to send to the Company Stockholders, within ten (10) Business Days after the commencement of a tender or exchange offer relating to the Company Shares (or if earlier, at least two (2) Business Days prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Recommendation (provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of such offer), or (vi) approve or recommend, publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into any Contract (or any letter of intent, memorandum of understanding, agreement in principle or other similar contract or agreement) with respect to an Acquisition Proposal relating to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04) (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (but not after), and subject to the Company’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.04(a), in each case, if: (1) the Company receives a bona fide written Acquisition Proposal with respect to the Company after the Original Execution Date, that has not been withdrawn and did not result from a breach of Section 6.04(a), and the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (2) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that failure to take such action in response to such Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to take any such action in response to a Superior Proposal with respect to the Company unless (x) the Company provides written notice to Parent at least four (4) Business Days in advance of taking any such action, which notice shall advise Parent that the Company Board has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal, identify the Person or group of Persons making such Superior Proposal and include copies of all documents pertaining to such Superior Proposal as specified in Section 6.04(d); (y) the Company negotiates in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal; and (z) at the end of such four (4) Business Day period the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor and taking into account any alternative transaction proposed in writing by Parent, all financial, legal, regulatory and other terms and conditions of any such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Superior Proposal continues to constitute a Superior Proposal and that the failure to make a Company Adverse Recommendation Change or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 6.04(a), in response to such Superior Proposal would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.04(b), and will require a new notice pursuant to clause (x) hereof, except that references in this Section 6.04(b) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days” and such two (2) Business Day period shall expire at 11:59 p.m. (New York City time) on the second Business Day immediately following the day on which such new notice is delivered (it being understood and agreed that in no event shall any such additional two (2) Business Day period be deemed to shorten the initial four (4) Business Day period).

(c)            Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining the Company Stockholder Approval (but not after), in connection with any Intervening Event with respect to the Company, the Company Board may make a Company Adverse Recommendation Change if, and only if, an Intervening Event has occurred, and prior to taking such action, the Company Board determines in good faith (after consultation with its financial adviser and outside legal counsel), that the failure to make such Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, the Company Board shall not be entitled to make any such Company Adverse Recommendation Change in response to an Intervening Event with respect to the Company unless (x) the Company provides written notice to Parent at least four (4) Business Days in advance of taking any such action, which notice shall advise Parent that an Intervening Event has occurred and include a reasonably detailed description of such Intervening Event; (y) the Company negotiates in good faith with Parent (to the extent Parent wishes to negotiate) during such four (4) Business Day period to make such revisions to the terms of this Agreement so that the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and (z) at the end of such four (4) Business Day period the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor and taking into account any alternative transaction proposed in writing by Parent, all financial, legal, regulatory and other terms and conditions of any such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal) that the failure to make such Company Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(d)            As promptly as practicable after receipt thereof (and in any event, within one (1) Business Day), the Company shall advise Parent in writing of any Acquisition Proposal with respect to the Company received from any Person or group of Persons, or any request for information, inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to the Company, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly (and in any event, within one (1) Business Day) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and the identity of the Person or group of Persons making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company shall simultaneously provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group of Persons in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent promptly and fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company shall not release, or permit any of its Affiliates to release, any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is party.

6.05         Regulatory Approvals; Additional Agreements.

(a)            Within ten (10) Business Days of the Original Execution Date, the Company and Parent each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice their respective Notification and Report Forms required under the HSR Act relating to the transactions contemplated by this Agreement.

(b)            Parent and the Company each shall promptly (i) supply the other with any information reasonably required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Parent nor the Company shall independently participate in any meeting, or engage in any material conversation, with any Governmental Body in connection with such filings without using reasonable best efforts to give the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any material proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the transactions contemplated by this Agreement. Parent shall pay all filing fees required by the HSR Act and any other applicable merger notification or control Laws in connection with such filings.

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(c)            Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat; and (iii) reasonably cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Neither the Company, nor Parent, nor any of their respective Affiliates, shall, without the prior written consent of all parties hereto, enter into any agreement, commitment, or understanding with a Governmental Body not to consummate, or to delay or otherwise limit the consummation of, the transactions contemplated by this Agreement.

(d)            Subject to the conditions and upon the terms of this Agreement, each of Parent and the Company shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use reasonable best efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract.

(e)            Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.05 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.01 so long as such party has up to then complied in all material respects with its obligations under this Section 6.05, (ii) in no event shall Parent or Merger Sub be required to (1) propose, negotiate, commit to or effect, by consent decree, hold-separate orders or otherwise, the sale, divestiture, license or disposition of any of their respective assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant to this Agreement or (2) terminate, modify, transfer or take any other action with respect to any existing relationships or contractual rights and obligations of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates.

6.06         Termination of Company ESPP. The Company shall take all actions necessary or desirable to (a) provide that no Company ESPP Purchase Rights shall be granted, no individuals shall be permitted to commence participation in the Company ESPP and no offering period shall commence under the Company ESPP following the Original Execution Date; and (b) terminate the Company ESPP as of immediately prior to the Effective Time.

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6.07         Employee and Labor Matters.

(a)            For a period ending on the first (1st) anniversary of the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or one of its Affiliates to provide, to each of the individuals who are employees of the Company or its Subsidiaries as of the Effective Time and who will continue in employment following the Effective Time (the “Continuing Company Employees”) (i) a salary, wage, and target cash bonus opportunity that, in the aggregate, is no less favorable than the salary, wage, and target cash bonus opportunity that was provided to such Continuing Company Employee immediately prior to the Effective Time; and (ii) other employee benefits (other than any corporate sale or similar transaction-related payment or benefit, equity or equity-based compensation, defined benefit pension plan, retiree health or retiree life insurance benefits, nonqualified deferred compensation benefits (together, the “Excluded Benefits”)) that are no less favorable in the aggregate to either (in the discretion of Parent) (A) the employee benefits (other than the Excluded Benefits) provided to such Continuing Company Employee immediately prior to the Effective Time or (B) the employee benefits (other than the Excluded Benefits) provided by Parent to its similarly situated employees. For the duration of the Benefit Continuation Period, the Surviving Corporation, Parent or one of its Affiliates shall maintain the severance arrangements set forth on Section 6.07(a) of the Company Disclosure Letter.

(b)            [RESERVED].

(c)            For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Company Employees after the Effective Time (the “New Plans”), each Continuing Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time for purposes of vesting, benefits levels and eligibility, as well as accruals for paid time-off and severance or similar pay, as applicable; provided, however, that such service crediting shall not be required (i) for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plans, (ii) to the extent it would result in a duplication of benefits or (iii) to the extent the Continuing Company Employees and Parent employees are equally affected without regard to whether employment before the Effective Time was with the Company and its Subsidiaries or Parent and its Subsidiaries (for example, in the event a New Plan is adopted for the Continuing Company Employees and Parent employees under which no participants receive credit for service before the effective date of the New Plan). In addition, and without limiting the generality of the foregoing provisions of this Section 6.07(c): (A) Parent shall provide that each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Continuing Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); provided, however, that up to a thirty (30)-day waiting period may be applied by Parent for participation in a New Plan sponsored by Parent that includes a Code section 401(k) arrangement; and (B) Parent shall use commercially reasonable efforts to provide that, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Employee, (x) pre-existing condition exclusions and actively-at-work requirements of such New Plan be waived for such Continuing Company Employee and his or her covered dependents, and (y) any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Company Employee’s participation in the corresponding New Plan begins be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)            The Merger shall constitute a “Change in Control” for purposes of each of the Company Plans set forth on Section 6.07(d) of the Company Disclosure Letter.

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(e)            If requested in writing by Parent no later than fifteen (15) days prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate any Company Plan intended to include a Code section 401(k) arrangement, such termination to be effective no later than as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If so requested, the Company shall provide Parent, prior to the Closing, with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and opportunity to comment by Parent and the Company shall incorporate any reasonable Parent comments which are provided to the Company no later than five (5) days after such drafts shall have been provided by the Company to Parent).

(f)            The provisions of this Section 6.07 shall not be construed to prevent the termination of employment of any Continuing Company Employee or the amendment or termination of any particular Company Plan or Parent Plan, to the extent permitted by its terms. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Company Plan or Parent Plan, and no Person participating in any such Plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise. Without limiting the generality of Section 9.09, the provisions of this Section 6.07 are solely for the benefit of the parties hereto, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement or have the right to enforce the provisions of this Section 6.07.

6.08         Indemnification of Officers and Directors.

(a)            Parent agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, now existing in favor of the current or former directors or officers of the Company for acts or omissions occurring at or prior to the Effective Time in their capacity as such, or by reason of their status as such prior to the Effective Time (the “Indemnified Parties”), as provided in the Company’s Organizational Documents, or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on, and in the case of any indemnification Contracts, to the extent made available to Parent prior to, the Original Execution Date) shall survive the Merger and shall continue in full force and effect for six (6) years from the Effective Time. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect provisions in the certificate of incorporation and bylaws (or equivalent Organizational Documents) of the Surviving Corporation regarding the exculpation, indemnification and advancement of expenses of directors and officers that are no less favorable to the intended beneficiaries than the corresponding provisions of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, in each case, as in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification with respect to any claim made for indemnification within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.08.

(b)            Prior to or at the Effective Time, the Company shall purchase a six (6)-year prepaid, noncancellable “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that the Company shall not pay, or agree to pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the Original Execution Date in respect of such “tail” policy.

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(c)            The covenants contained in this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

(d)            If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.08.

6.09         Public Disclosure. The initial press release relating to this Agreement shall be a joint press release in form and substance acceptable to each party, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, except as may be required by applicable Law or court process; provided, however, that, subject to compliance by the parties in all respects with the terms of Section 6.04, no such opportunity to review and comment shall be required in connection with a Company Adverse Recommendation Change (or any responses thereto). The restrictions of this Section 6.09 shall not apply to any press release or public statement (i) in connection with a Company Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04, (ii) in connection with any Action regarding a dispute between Parent and the Company regarding this Agreement, the Merger or the other transactions contemplated hereby or (iii) if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.09.

6.10         Listing of Additional Shares. Parent shall use its reasonable best efforts to, in accordance with the requirements of the Stock Exchange, submit to the Stock Exchange a notification of the Parent Shares to be issued in connection with the Merger (including Parent Shares to be reserved upon the settlement of Rollover RSUs, Settled Options and Settled RSUs), prior to the Effective Time.

6.11         Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause the members of its board of directors to, to the extent permissible under applicable Law, grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable following the Original Execution Date, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, and to the extent permissible under applicable Law, take such actions as are necessary to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.12         Section 16. Parent shall, prior to the Effective Time, cause the Parent Board to approve the issuance of Parent Shares in connection with the Merger with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Company shall cause the Company Board to approve the disposition of the Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

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6.13         [RESERVED].

6.14         No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.15         Filing of Form S-8. Parent shall (a) file no later than five (5) days after the Closing Date, a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor form) with respect to the Parent Shares that are issued by Parent in respect of Rollover RSUs, Settled Options and Settled RSUs; and (b) use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long such awards remain outstanding.

6.16         Loan Payoff. The Company shall use commercially reasonable efforts to deliver all notices and take all other actions, in each case to the extent reasonably requested by Parent or that are reasonably necessary to facilitate the termination at Closing of all commitments in respect of the Company Existing Loan Documents, the repayment in full at the Closing of all obligations in respect of the Indebtedness thereunder, and the release on or promptly following the Closing of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance thereof, at the written request of Parent, the Company shall use its commercially reasonable efforts to arrange for the receipt and delivery to Parent, at least three (3) Business Days prior to the Closing, of a customary payoff letter executed from the holders (or agent on behalf of such holders) of Indebtedness under the Company Existing Loan Documents, in form and substance reasonably satisfactory to Parent, in which the payee shall agree that upon payment of the amounts specified in such payoff letter: (i) all outstanding payment obligations of the Company and its Subsidiaries arising under the Company Existing Loan Documents shall be repaid, discharged and extinguished in full on the Closing Date; (ii) all Liens in connection therewith shall be terminated, discharged and released; and (iii) the payee shall take all actions reasonably requested by Parent (or shall allow the Surviving Corporation or Parent to take all actions) to evidence and record such termination, discharge and release of Liens as promptly as practicable after the Closing. Notwithstanding anything to the contrary contained herein, (x) in no event shall this Section 6.16 require the Company or any of its Subsidiaries to effect such termination unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect such termination.

6.17         Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Shares from NASDAQ and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

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6.18         Transaction Litigation. Each of the Company and Parent shall as promptly as reasonably practicable notify the other party of any Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. Each of the Company and Parent shall provide the other party with the opportunity to participate in the defense of any Transaction Litigation with respect to the first party or the transactions contemplated by this Agreement. For purposes of this Section 6.18, “participate” means that the Company or Parent, as applicable, shall keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege between such first party and its counsel is not undermined or otherwise adversely affected), and the other party may offer comments or suggestions with respect to such Transaction Litigation, which the first party shall consider in good faith. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of an Acquisition Proposal, neither the Company nor Parent shall compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any Transaction Litigation, without the prior written consent of the other party, which, with respect to any such settlement that only requires payment of monetary amounts by the Company or Parent, as applicable, shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 7

CONDITIONS TO CLOSING

7.01         Conditions to All Parties’ Obligations. The obligations of Parent and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Parent and the Company), at or prior to the Closing, of the following conditions:

(a)            [RESERVED];

(b)            the Company Stockholder Approval shall have been attained;

(c)            the Registration Statement, as amended by each Post-Effective Amendment, shall have become effective under the Securities Act, and shall not be the subject of any stop order or any Action by the SEC seeking a stop order, and shall remain in effect;

(d)            (i) the waiting period (and any extension thereof, including under any agreement between a party and a Governmental Body agreeing not to consummate the Merger prior to a certain date entered into in compliance with this Agreement) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) any mandatory waiting period or required clearance, approval or consent applicable to the transactions contemplated by this Agreement under any other applicable competition or antitrust Law or regulation shall have expired or been obtained, except where the failure to observe such waiting period or obtain a clearance, approval or consent referred to in this clause would not have a material adverse effect on the parties, and (iii) each other clearance, approval or consent with respect to the transactions contemplated by this Agreement specified on Section 7.01(d) of the Company Disclosure Letter shall have been obtained or deemed to have been obtained;

(e)            no Governmental Body of competent jurisdiction shall have issued or entered any Order (whether temporary, preliminary or permanent) after the Original Execution Date, and no applicable Law shall have been enacted or promulgated after the Original Execution Date, in each case, that is then in effect and has the effect of restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; and

(f)            Parent shall have submitted to the Stock Exchange, in accordance with the requirements of the Stock Exchange, a notification of the Parent Shares to be issued in connection with the Merger (including Parent Shares to be reserved upon the settlement of Rollover RSUs, Settled Options and Settled RSUs) as contemplated by this Agreement.

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7.02         Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Parent), at or prior to the Closing, of the following conditions:

(a)            (i) the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.03 (other than clauses (a), (b) and (d) thereof), Section 3.04(a), Section 3.05(a), Section 3.22 and Section 3.24 (A) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (B) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in clauses (a), (b) and (d) of Section 3.03 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 3.09(a) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, and (iv) the representations and warranties contained in ARTICLE 3 (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)            the Company shall have complied with and performed in all material respects all of the covenants and agreements under this Agreement that are required to be complied with or performed by it at or prior to the Closing Date;

(c)            since the Original Execution Date, there shall not have been or occurred any Company Material Adverse Effect; and

(d)            the Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), (b) and (c) have been satisfied.

7.03            Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Company), at or prior to the Closing, of the following conditions:

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(a)            (i) the representations and warranties contained in Section 4.01(a), Section 4.02, Section 4.03 (other than clauses (a) and (c) thereof), Section 4.05(a) and Section 4.20 (A) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and (B) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties contained in clauses (a) and (c) of Section 4.03 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct is de minimis in nature, (iii) the representations and warranties contained in Section 4.09 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, (iv) the representations and warranties contained in Section 4.23 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Execution Date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where a failure of such representations and warranties to be true or correct would not reasonably be expected to prevent, impede, or materially delay the consummation of the Merger, and (v) the representations and warranties contained in ARTICLE 4 (other than those contained in the sections set forth in the preceding clauses (i), (ii), (iii) and (iv)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the Original Execution Date, in which case such representations and warranties shall be true and correct in all respects as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)            each of Parent and Merger Sub shall have complied with and performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be complied with and performed by it at or prior to the Closing Date;

(c)            since the Original Execution Date, there shall not have been or occurred any Parent Material Adverse Effect; and

(d)            Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), (b) and (c) have been satisfied.

ARTICLE 8

TERMINATION

8.01         Termination. This Agreement may be terminated and the transactions contemplated hereby, including the Merger, may be abandoned at any time prior to the Effective Time:

(a)            by the mutual written consent of Parent and the Company;

(b)            by Parent:

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(i)            if at any time prior to the Effective Time, any of the Company’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of the Company’s representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by the Company by the Termination Date or (B) shall not have been cured within thirty (30) days of receipt by the Company of written notice from Parent of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if Parent or Merger Sub has breached in any material respect any of its covenants, obligations, representations or warranties contained in this Agreement in any manner that shall have been the principal cause of, or principally resulted in, the failure of a condition to the consummation of the Merger not to be satisfied;

(ii)            if at any time prior to obtaining the Company Stockholder Approval, the Company Board or any committee thereof (A) shall make a Company Adverse Recommendation Change, (B) shall not include the Company Recommendation in the Proxy Statement or (C) shall publicly propose or allow the Company to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii); or

(iii)            the Company materially breaches Section 6.04;

(c)            by the Company:

(i)            if at any time prior to the Effective Time, any of Parent’s or Merger Sub’s covenants, obligations, representations or warranties contained in this Agreement shall have been breached or any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, such that any of the conditions set forth in Sections 7.03(a) or Section 7.03(b) would not be satisfied, and any such breach or failure of a representation or warranty to be true (A) is incapable of being cured by Parent or Merger Sub by the Termination Date or (B) shall not have been cured within thirty (30) days of receipt by Parent of written notice from the Company of such breach or failure to be true describing in reasonable detail such breach or failure to be true; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company has breached in any material respect any of its covenants, obligations, representations or warranties contained in this Agreement in any manner that shall have been the principal cause of, or principally resulted in, the failure of a condition to the consummation of the Merger not to be satisfied; or

(ii)            at any time prior to obtaining the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that the Company has otherwise complied with its obligations under Section 6.04, has paid the Company Termination Fee due pursuant to Section 8.03(a) and substantially concurrently with such termination the Company enters into a definitive agreement for a Superior Proposal;

(d)            by either Parent or the Company, if:

(i)            (A) any Governmental Body of competent jurisdiction shall have issued or entered any Order after the Original Execution Date that shall have become final and non-appealable or any applicable Law shall have been enacted or promulgated after the Original Execution Date, in each case, that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, or (B) any expiration, termination, authorization, clearance, approval or consent from a Governmental Body required to be obtained pursuant to Section 7.01(d) shall have been denied and such denial shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party if a material breach by such party of its obligations under Section 6.05 or any other provision of this Agreement has been a principal cause of, or principally resulted in, such Order or Law or denial;

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(ii)            the Merger has not been consummated by August 31, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party if a material breach by such party of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by the Termination Date; or

(iii)            the Company Stockholder Approval shall not have been obtained upon a vote take thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to the Company if a material breach by the Company of its obligations under any provision of this Agreement has been the principal cause of, or principally resulted in, the failure to obtain the Company Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other parties.

8.02         Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party hereto; provided, however, that (a) Section 6.01(c), this Section 8.02, Section 8.03 and ARTICLE 9 (in each case, including the definitions used therein) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for Fraud or any Intentional and Material Breach. The Confidentiality Agreement shall not be affected by a termination of this Agreement.

8.03         Termination Fees.

(a)            In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii); or (ii) this Agreement is terminated by the Company pursuant to Section 8.01(c)(ii), then the Company shall pay to Parent the Company Termination Fee (A) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above; or (B) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, the one-time payment of the Company Termination Fee from the Company as provided in this Section 8.03(a), together with any amounts payable pursuant to Section 8.03(d) (if any), shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, Affiliates, or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated under the circumstances in which the Company Termination Fee is payable under this Section 8.03(a), and, upon such payment of the Company Termination Fee, together with any amounts payable pursuant to Section 8.03(d) (if any), none of the Company’s or any of its former, current or future equityholders, Affiliates, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the transactions contemplated hereby in accordance with Section 9.12 or the payment of the Company Termination Fee pursuant to this Section 8.03, but in no event shall Parent be entitled to both (x) equitable relief ordering the Company to consummate the transactions contemplated hereby in accordance with Section 9.12 and (y) the payment of the Company Termination Fee pursuant to this Section 8.03. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether pursuant to this Section 8.03(a), Section 8.03(b) or otherwise.

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(b)            In the event that (i) at or prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 8.01(d)(iii)) or at or prior to the time of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii)), an Acquisition Proposal with respect to the Company is publicly proposed, disclosed or known, and this Agreement is terminated (A) by Parent pursuant to Section 8.01(b)(i) or (B) by Parent or the Company pursuant to Section 8.01(d)(ii) or Section 8.01(d)(iii); provided that in the case of termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.01(d)(ii); (ii) such Acquisition Proposal is not irrevocably and publicly withdrawn without qualification at or prior to the Company Stockholders’ Meeting, in the case of termination pursuant to Section 8.01(d)(iii), or at or prior to the time of termination, in the case of termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii); and (iii) concurrently with or within twelve (12) months after any such termination, the Company or any of its Subsidiaries enters into a definitive agreement (which is ultimately consummated, whether during such twelve (12) month period or thereafter) with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(b)), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Other than with respect to claims for, or arising out of or in connection with an Intentional and Material Breach hereunder or Fraud, the one-time payment of the Company Termination Fee from the Company as provided in this Section 8.03(b), together with any amounts payable pursuant to Section 8.03(d) (if any), shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, Affiliates, or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated under the circumstances in which the Company Termination Fee is payable under this Section 8.03(b), and, upon such payment of the Company Termination Fee, together with any amounts payable pursuant to Section 8.03(d) (if any), none of the Company’s or any of its former, current or future equityholders, Affiliates, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the transactions contemplated hereby in accordance with Section 9.12 or the payment of the Company Termination Fee pursuant to this Section 8.03, but in no event shall Parent be entitled to both (x) equitable relief ordering the Company to consummate the transactions contemplated hereby in accordance with Section 9.12 and (y) the payment of the Company Termination Fee pursuant to this Section 8.03. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether pursuant to Section 8.03(a), this Section 8.03(b) or otherwise.

(c)            As used in this Agreement, “Company Termination Fee” shall mean $2,600,000.

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(d)            The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03 (in such capacity, the “Defaulting Party”), and, in order to obtain such payment, Parent (in such capacity, the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for any payments set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee, from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to the Company’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01         Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02         Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Company Stockholders) if, and only if, such amendment or waiver is in writing and signed by Parent, the Company and Merger Sub; provided, however, that after the receipt of the Company Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of NASDAQ or the rules of the Stock Exchange requires further approval of the Company Stockholders without the further approval of such Company Stockholders.

9.03         Waiver.

(a)            No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04         No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05         Entire Agreement; Counterparts. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement, the Company Stockholder Voting Agreements and the Company Stockholder Lock-Up Agreements constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof (it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement). This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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9.06         Applicable Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)            The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 9.06 shall limit the rights of any party to obtain execution of a judgment in any other jurisdiction outside of those specified in this Section 9.06, and the parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07         Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, except that, prior to the Effective Time, Merger Sub may assign, without the consent of any other party, any or all of its rights and obligations under this Agreement to Parent or any direct or indirect wholly-owned Subsidiary of Parent; provided that in each case, such assignment shall not (a) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party; or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement. Any purported assignment in violation of the preceding sentence shall be void.

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9.09         No Third-Party Beneficiaries. Except for following the Effective Time, (a) the right of the Indemnified Parties to enforce the provisions of Section 6.08 only; (b) the rights of Company Stockholders to receive the applicable portion of the Merger Consideration set forth in Section 2.08(a)(ii); and (c) the rights of holders of Company Options and Company RSUs to receive the consideration set forth in Section 2.08(b), Parent, the Company and Merger Sub agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case, to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent or Merger Sub:

Quanterix Corporation

900 Middlesex Turnpike

Billerica, MA

Attention: Legal Department

Email: legal@quanterix.com

with copies (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

Attention:      Catherine Dargan

Kyle Rabe

Email:              cdargan@cov.com

krabe@cov.com

Notices to the Company prior to the Closing Date:

Akoya Biosciences, Inc.

100 Campus Drive, 6th Floor

Marlborough, MA 01752

Attention: Jennifer Kamocsay, Chief Legal Officer

Email: jkamocsay@akoyabio.com

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with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

Attention:      David M. Clark

Patrick J. O’Malley

Email:             david.clark@us.dlapiper.com

patrick.omalley@us.dlapiper.com

9.11         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and only in such situation, without invalidating the remainder of such provision or the remaining provisions of this Agreement (or in any other situations), and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent or Merger Sub. It is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, without posting any bond or other undertaking, and (b) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. For the avoidance of doubt, the Company’s, Parent’s, or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving Fraud or an Intentional and Material Breach. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

(signature page follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

AKOYA BIOSCIENCES, INC.

By:	/s/ Brian McKelligon
	Name:	Brian McKelligon
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PARENT:

QUANTERIX CORPORATION

By:	/s/ Masoud Toloue
	Name:	Masoud Toloue
	Title:	Chief Executive Officer

MERGER SUB:

WELLFLEET MERGER SUB, INC.

By:	/s/ Masoud Toloue
	Name:	Masoud Toloue
	Title:	President